As filed with the Securities and Exchange Commission on February 17, 2005.

Registration Statement No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CHILCO RIVER HOLDINGS, INC.
(Name of small business issuer in its charter)

Nevada State or jurisdiction of incorporation or organization	7990 Primary Standard Industrial Classification Code Number	98-0419129 I.R.S. Employer Identification No.
355 Lemon Ave., Suite C, Walnut, CA 91789
(646) 330-5859
(Address and telephone number of principal executive offices and principal place of business)
Tom Liu
355 Lemon Ave., Suite C,
Walnut, CA 91789
(646) 330-5859
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Kenneth G. Sam, Esq.
Dorsey & Whitney LLP
Republic Plaza Building, Suite 4700
370 Seventeenth Street
Denver, CO 80202-5647
(303) 629-3445

        Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.   |_|

_________________

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   |_|

_________________

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_|

_________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   |_|

_________________

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |_|

_________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  |_|

_________________

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)(4)	Proposed Maximum Aggregate Offering Price(1)(4)	Amount of Registration Fee

Common stock to be	5,065,667	$2.65	$13,424,018	$1,436.50
offered for resale by
selling stockholders(2)

Common stock acquirable upon	1,365,667	$2.65	$ 3,619,018	$ 387.50
exercise of warrants to be offered
for resale by selling
stockholders(3)(5)

	6,431,334		$17,043,036	$ 1,824

(1)	Calculated pursuant to Rule 457(c) and (g) under the Securities Act of 1933, as amended.
(2)	Represents shares of common stock held by selling shareholders registered for resale under this registration statement.
(3)	Represents shares of common stock acquirable upon exercise of 1,365,667 warrants held by selling shareholders.
(4)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based on the average of the bid and ask sales prices of the Registrant’s common stock on February 16, 2006, as quoted in the National Association of Securities Dealers Over-the-Counter Bulletin Board.
(5)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the warrants or options

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and the selling shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject To Completion: Dated February 17, 2006

Chilco River Holdings, Inc.

6,431,334 Shares of Common Stock

        This is a public offering of up to 6,431,334 shares of the common stock, par value $0.001 per share, of Chilco River Holdings, Inc. (“we,” “us,” “Chilco” or “our company”), by selling shareholders listed beginning on page 13 of this prospectus. All of the shares being offered, when sold, will be sold by selling shareholders. The shares of common stock registered for resale under this registration statement includes:

5,065,667 shares of common stock held by selling shareholders; and

1,365,667 shares of common stock acquirable upon exercise of Class A Warrants at the exercise price of $2.00 per share for a period of one year from the date of issuance.

        The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

        We will not receive any proceeds from the sale or distribution of the common stock by the selling shareholders. We may receive proceeds from the exercise of the Class A Warrants upon exercise, if they are exercised, and will use the proceeds from any exercise for general working capital purposes.

        Our common stock is quoted on the National Association of Securities Dealers (“NASD”) Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “CRVH”. On February 16, 2006, the closing sale price for our common stock was $2.65 on the NASD OTCBB.

        Investing in our common stock involves risks. See “Risk Factors and Uncertainties” beginning on page 4.

        These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2006.

TABLE OF CONTENTS

Page

SUMMARY INFORMATION	1
RISK FACTORS AND UNCERTAINTIES	4
FORWARD-LOOKING STATEMENTS	12
DIVIDEND POLICY	13
SELLING SHAREHOLDERS	13
PLAN OF DISTRIBUTION	19
LEGAL PROCEEDINGS	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	20
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	27
DESCRIPTION OF SECURITIE	27
THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29
DESCRIPTION OF THE BUSINESS	29
REPUBLIC OF PERU	38
DESCRIPTION OF PROPERTY	38
MANAGEMENT'S DISCUSSION AND ANALYSIS	39
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	44
TRANSFER AGENT AND REGISTRAR	45
USE OF PROCEEDS	45
LEGAL MATTERS	45
EXPERTS AND CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	45
WHERE YOU CAN FIND MORE INFORMATION	45
INDEX TO FINANCIAL STATEMENTS	F-1

SUMMARY INFORMATION

The Offering

        This is an offering of up to 6,431,334 shares of the common stock of Chilco River Holdings, Inc. (“we,” “us,” “Chilco,” or “our company”) by certain selling shareholders.

Shares Offered By the Selling Shareholders	6,431,334 shares of common stock, $0.001 par value per share, including:
— —	5,065,667 shares of common stock held by selling shareholders; and 1,365,667 shares of common stock acquirable upon exercise of Class A Warrants at the exercise price of $2.00 per share

Offering Price	Determined at the time of sale by the selling shareholders

Common Stock Outstanding as of February 16, 2006(1)	21,815,667 shares

Use of Proceeds	We will not receive any of the proceeds of the sale of shares offered by the selling shareholders.

Dividend Policy	We intend to use the proceeds from the exercise of Class A Warrants, if any, for general working capital purposes. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.
OTC Bulletin Board Symbol	CRVH

Summary of Our Business

        We, Chilco River Holdings, Inc., through our wholly-owned subsidiaries, own all of the assets of and operate the Bruce Hotel and Casino. The Bruce Hotel and Casino is located at Jirón Francisco Bolognesi # 171-191 in the heart of the Miraflores District, Province and Department of Lima, Peru, approximately 30 minutes from Jorge Charvez International Airport. The Bruce Hotel and Casino is a “destination” hotel and casino location for visitors traveling to the Republic of Peru and caters to visitors from the People’s Republic of China. The Bruce Hotel and Casino business consists of a hotel, restaurants, a gaming casino and real property. We acquired the

Bruce Hotel and Casino in connection with a Share Exchange transaction with the shareholders of Kubuk International, Inc. (Kubuk) on July 15, 2005.

        The Bruce Hotel and Casino is a full-service hospitality facility with standard and premium lodging accommodations (rooms and suites). In addition, the hotel encompasses several dining facilities and a full-featured Gambling Casino with traditional gaming tables and slot machines.

        Hotel: The Bruce Hotel and Casino is a 60-room full-service hospitality facility with standard and premium lodging accommodations (rooms and suites) and dining facilities. The amenities include guest suites and rooms, sauna, air conditioning, mini-bar, telephone, hair dryer, wake-up service/alarm-clock, radio, satellite TV and safe deposit boxes. The hotel can accommodate 200 guests. In addition, the hotel offers a gaming room, meeting/banquet facilities and a barber/beauty shop. The room fare ranges from $70 for a standard room to $95 for an executive suite.

        The Miraflores District is one of the most important financial and commercial centers of Lima and is located approximately 20 minutes from the historical center of Lima. The Bruce Hotel and Casino is supported by urban infrastructure, such as asphalt roads, concrete sidewalks, city water and sewage, and public electricity and garbage collection as well as phone lines. The Bruce Hotel and Casino is located on commercial property and is located on a major thoroughfare.

        Restaurants: The Bruce Hotel and Casino features two full-service restaurants serving Chinese and international cuisine. The restaurants seat 200 guests, respectively. The Bruce Hotel and Casino holds a retail liquor license. The restaurants were closed for renovation in November 2005 and are expected to reopen in the last half of 2006.

        Gaming Casino: The gaming casino is a full-featured casino with 20 traditional gaming tables (blackjack, roulette, craps and poker) and approximately 220 slot machines. The casino is located on the second floor of the Hotel and is approximately 622 square meters. The casino will feature two full bars, and VIP area and can accommodate 300 guests.

        The gaming casino operates under a gaming license issued to Kubuk Gaming SAC by the Republic of Peru. The gaming casino is currently closed for remodeling and is scheduled to reopen to the public in the last half of 2006.

        Real Property: As a result of the Share Exchange with Kubuk, we now own all of the real property and assets used in the operation of the Bruce Hotel and Casino. The property consists of one seven-story building and one fourteen-story building that are physically connected and have been configured for use as a hotel, casino and office space. The property also includes a parking garage. We also own all of the fixtures, improvements, systems, furniture, gaming machines and gaming tables and the other contents currently used in the business of the Bruce Hotel and Casino.

        Prior to signing the Share Exchange Agreement with Kubuk, we developed a plan to expand, renovate and modernize the current facilities of the Bruce Hotel and Casino and temporarily suspended the operation of the gaming room in February 2005 and operation of the restaurants and slot room in November 2005. We began renovations to the restaurant and slot area, and in January 2006, we raised $2 million to begin renovation of the casino floor and for marketing of the Bruce Hotel and Casino. We intend to raise an additional $5 million in capital to fund the expansion, renovation and modernization of the Bruce Hotel and Casino. We expect to reopen the casino, slot room and restaurants in the last half of 2006.

        We were incorporated on May 8, 2003 under the laws of the State of Nevada. We maintain our registered agent’s office at 6100 Neil Road, Suite 500, Reno, Nevada 89511, and an office at the Bruce Hotel and Casino at Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima. Our executive offices are located at 355 Lemon Ave., Suite C, Walnut, CA 91789, and our phone number is (646) 330-5859.

Selected Financial Data

        Following the share exchange transaction on July 15, 2005, Kubuk International, Inc. became a wholly-owned subsidiary of Chilco River Holdings, Inc. Prior to the share exchange, we had no substantial assets and only nominal operations. Accordingly, the transaction is treated as a reverse acquisition of Chilco River Holdings, Inc. and has been accounted for as a recapitalization rather than a business combination. The historical financial statements of Kubuk International, Inc. are deemed to be the historical statements of Chilco River Holdings, Inc.

        The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements.

INCOME STATEMENT DATA	Chilco River Holdings, Inc. Year Ended December 31		Kubuk International Inc. Year Ended December 31		Pro Forma(1) Year Ended December 31
	2004	2003	2004	2003	2004 (unaudited)

Revenue	$0	$0	$10,694,694	$9,044,936	$10,694,694
Operating Expenses	$52,632	$34,073	$4,221,246	$3,645,942	$4,273,591
Net Income (Loss)	$(52,632)	$(34,073)	$4,595,393	$4,333,941	$4,542,761
Income (Loss) per Common	$(0.02)	$(0.01)	$3.39	$3.03	$.21
share*
Weighted Average Number of	3,032,000	3,032,000	1,509,400	1,509,400	21,449,999
Common Shares Outstanding
(1)	Gives effect to the share exchange between Kubuk International, Inc. and Chilco River Holdings, Inc. as if the share exchange occurred on January 1, 2004. Pro forma calculations may not be indicative of actual results.

INCOME STATEMENT DATA	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004

	(unaudited)		(unaudited)

Revenue	$1,097,123	$2,245,038	$3,758,818	$8,897,409
Operating Expenses	$778,212	$832,241	$2,110,569	$3,016,017
Net Income	$189,036	$996,730	$1,144,026	$4,139,698
Income per Common share*	$.01	$.05	$.05	$.21
Weighted Average Number of	21,431,868	19,286,000	21,385,478	19,826,000
Common Shares Outstanding

BALANCE SHEET DATA:	At December 31, 2004	At September 30, 2005
		(unaudited)
Working Capital (Deficiency)	$2,696,309	$1,081,539
Total Assets	$19,801,162	$16,722,276
Retained Earnings	$6,371,964	$144,819
Shareholders' Equity	$19,034,468	$16,473,133

*	Basic and diluted.

        Due to the Share Exchange Agreement and the significance of the Company’s operations, the “development stage” status of Chilco is no longer in effect. The development stage disclosures are no longer required in the Company’s current status. Historical results of operations for Chilco River Holdings, Inc. may differ materially from future results.

RISK FACTORS AND UNCERTAINTIES

        Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

        Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

All of our revenues and income are expected to be derived from the Bruce Hotel and Casino.

        We anticipate that all of our revenue and income, if any, will be derived from the operations of the Bruce Hotel and Casino. We have no other source of operating revenue. We anticipate that results of operations at the Bruce Hotel and Casino will be lower than historical periods because the gaming casino has been closed for remodeling since February 2005 and the slot room and restaurants were closed for renovation in November 2005. They are not expected to reopen until the last half of 2006. Our revenue is expected to be approximately 10% of historical levels until these renovations are completed and our casino, slot room and restaurants are reopened.

We are subject to extensive regulation from gaming authorities that could adversely affect us.

        As owners and operators of gaming facilities, we are subject to extensive regulation. Governmental authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. The regulatory authorities in Peru may limit, condition, suspend or revoke a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. We may also be deemed responsible for the acts and conduct of our employees. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. The suspension or revocation of any of our licenses or the levy on us or our subsidiaries of a substantial fine would have a material adverse effect on our business.

        To date, the Bruce Hotel and Casino has demonstrated suitability to obtain and has obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming facilities. However, like all gaming operators, we must periodically apply to renew our gaming license. We cannot assure you that we will be able to obtain such renewals. In addition, if we expand our gaming operations as planned to increase the number of tables and slot machines, we will have to meet suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming and non-gaming authorities. Accordingly, the regulation and timing of installation and operation of gaming tables and machines may be delayed or restricted.

The availability and cost of financing could have an adverse effect on business.

        We intend to finance our current and future expansion and renovation projects primarily with cash flow from operations and equity or debt financings. If we are unable to finance our current or future expansion projects, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects or capital expenditures, or selling assets, securing debt financing, or obtaining additional equity financing or joint venture partners. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

Potential Changes in Regulatory Environment.

        From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations. In addition, from time to time, certain anti-gaming groups may propose referenda that, if adopted, would limit our ability to continue to operate in those jurisdictions in which such referenda are adopted. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results.

We are subject to the possibility of an increase in gaming taxes, which would increase our costs.

        Taxing authorities raise a significant amount of revenue through taxes and fees on gaming activities. We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and local income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, poor economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to non-gaming regulation that could adversely affect us.

        We are subject to a variety of other local rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. We must maintain a hotel license to operate our hotel and a liquor license to serve alcoholic beverages. The loss of these licenses would have a material adverse impact on our revenues and results of operations. Penalties can be imposed against us if we fail to comply with these regulations. The imposition of a substantial penalty or the loss of service of a gaming facility for a significant period of time would have a material adverse affect on our business.

We intend to make substantial investments in renovating, expanding and improving the Bruce Hotel and Casino.

        We intend to raise approximately $5 million during 2006 to fund the expansion, renovation and modernization of the Bruce Hotel and Casino. The gaming casino in the Bruce Hotel and Casino has been closed since February 2005 for remodeling and renovation, and our slot room and restaurants were closed in November 2005 for renovation, as part of the first stage of our renovation project. We estimate that we will be required to raise approximately $5 million during 2006 to complete the renovation and reopen the gaming casino. Our ability to generate sufficient revenue to earn a profit is dependent on our ability to raise the necessary funds to complete the renovation and to open our casino. We are in the process of seeking capital to complete the renovation, but have no firm commitments at this time.

        Our ability to benefit from our investments will depend on many factors, including:

•	our ability to successfully complete the renovations;

•	our ability to successfully integrate the expanded operations;

•	our ability to attract and retain competent management and employees;

•	our ability to secure licenses, permits and approvals; and

•	the availability of adequate financing on acceptable terms.

        Many of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investments in the expansion, renovation and modernization of the Bruce Hotel and Casino.

We may experience construction delays during our expansion project.

        We are currently engaged in a substantial renovation project to improve our gaming casino, slot room and restaurants. We also are evaluating other expansion opportunities at the Bruce Hotel and Casino. The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors.

        Construction projects entail significant risks, which can substantially increase costs or delay completion of a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond our control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory authorities can increase the cost or delay the completion of an expansion or development. Significant budget overruns or delays with respect to expansion and development projects could adversely affect our results of operations.

If our key personnel leave us, our business will be significantly adversely affected.

        Our continued success will depend, among other things, on the efforts and skills of a few key executive officers and the experience of our property managers as well as our ability to attract and retain additional highly qualified personnel with gaming industry experience and qualifications to obtain the requisite licenses. We do not maintain “key man” life insurance for any of our employees. There is no assurance that we would be able to attract and hire suitable replacements for any of our key employees. We need qualified executives, managers and skilled employees with gaming industry experience to continue to successfully operate our business. We believe a shortage of skilled labor in the gaming industry may make it increasingly difficult and expensive to attract and retain qualified employees. We expect that increased competition in the gaming industry will intensify this problem.

Inclement weather and other conditions could seriously disrupt our business, financial condition and results of operations.

        Our business is seasonal, and inclement weather conditions could affect the number of visitors to our hotel and casino. Our facilities are subject to risks including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, or flood, hurricane or other severe weather.

        Reduced patronage and the loss of service for any period of time could adversely affect our results of operations. We do not maintain business interruption insurance to compensate us if our hotel and casino experience a closure.

        Access to a number of our facilities may also be affected by road conditions, such as construction and traffic.

Energy and fuel price increases may adversely affect our costs of operations and our revenues

        Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, substantial increases in the cost of electricity in Peru will negatively affect our results of operations. In addition, energy and fuel price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which would negatively impact our revenues. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but this impact could be material.

A downturn in general economic conditions may adversely affect our results of operations.

        Our business operations are subject to changes in international, national and local economic conditions, including changes in the economy related to future security alerts in connection with threatened or actual terrorist attacks in the United States, Spain and London, and related to the war with Iraq, which may affect our customers’ willingness to travel. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our properties, could result in fewer customers visiting our properties, which would adversely affect our results of operations.

Our success depends on visitors from the People’s Republic of China and changes to regulations related to tourism may adversely affect our results of operations.

        Approximately 70% of the guests at the Bruce Hotel and Casino during the year ended December 31, 2004, were tourists from the People’s Republic of China. We target tourists from the People’s Republic of China through our marketing programs. In 2003 the government of the People’s Republic of China ceased issuing work passports to its citizens and in doing so made it a requirement to secure a visa to travel to the Republic of Peru. The visa requirement significantly curtailed the number of travelers from the People’s Republic of China to the Republic of Peru and the financial results of the Bruce Hotel and Casino suffered from reduced hotel occupancy and reduced casino gaming revenues. In 2004, the Chinese government signed an agreement with the Republic of Peru adding Peru to its list of Approved Destination Status, permitting Chinese to travel more easily in Peru in organized groups. If the Chinese government should change this policy and restrict travel to the Republic of Peru or the Republic of Peru should impose restrictions on entry, these changes would likely have a material adverse effect on our results of operations.

Our results of operations are subject to foreign currency exchange fluctuations between the U.S. dollar and nuevo sol (PEN), the currency of Peru.

        Our functional currency is the U.S. dollar. All of our expected revenue and expenses from the operation of the Bruce Hotel and Casino are expected to be in nuevo sol (PEN), the currency of Peru. Recently, the value of the U.S. dollar has declined compared to the PEN, and we expect that the exchange rate will fluctuate in the future. As a result, we may experience losses or declines in our gross profit margins as a result of fluctuations in the foreign currency exchange rates. At the present time, we do not hedge our foreign currency exchange risks.

Risks Related to Peru

        Our ownership of Peruvian companies and operation involves certain considerations not typically associated with ownership of U.S. companies, including those discussed below, and therefore should be considered more speculative than investments in the U.S.

Political and economic situation has historically been unstable.

        During the past several decades, Peru has had a history of political instability that included military coups and different governmental regimes with changing policies. Past governments have frequently played an interventionist role in the nation’s economy and social structure. Among other things, past governments have imposed controls on prices, exchange rates, local and foreign investment and international trade, have restricted the ability of companies to dismiss employees and have expropriated private sector assets.

        Following the resignation of the former president, Alberto Fujimori (1990-2000), after revelations of corruption, the president of Congress, Valentin Paniagua, became interim president in November 2000. In 2001 Mr. Paniagua oversaw free and fair presidential and congressional elections, and transferred power to the newly elected president, Alejandro Toledo of “Peru Posible,” on July 28, 2005. Since 2001, under President Toledo, Peru has pursued an ambitious program to re-establish democracy, following a decade of increasingly authoritarian rule and rampant corruption under the former Fujimori government, and is promoting a market-based economy that will benefit all citizens. Toledo is also devolving more power to the provinces. A weak congressional position and extremely low levels of popularity since 2002 have ensured that Mr. Toledo’s position as president has been fragile throughout, and his leadership of government ineffectual at times.

        Inflation as measured by the Lima consumer price index has decreased from 7,650% in 1990 to 39.5% in 1993 to 1.79% in the period from January to May 2005, which is lower than the inflation rate for the same period in the previous year (3.18%). Peru’s gross domestic product, or GDP, grew by 4.8% during 2004, compared to 4.0% in 2003. In April 2005, GDP increased by 6.4%, as compared to the GDP in April 2004, which grew 3.4% as compared to the GDP in April 2003. This rise in GDP growth was largely a result of growth in the non-primary sector, mainly the non-primary manufacturing and construction sectors, which increased 9.3% and 10.6%, respectively, between May 2004 and April 2005.

        Notwithstanding the progress achieved in restructuring Peru’s political institutions and revitalizing the economy, there can be no assurance that President Toledo’s government, or any successor government, can sustain the progress achieved. In addition, it is possible that Toledo’s support could be eroded as a result of certain effects of current programs. For example, privatizations may result in layoffs due to the reduction in the work force of privatized companies. As in the case of all foreign investments, our investments in Peru could in the future be adversely affected by increases in taxes or by political, economic or diplomatic developments.

Our business and the tourism industry may be subject to terrorism and other threats.

        Peru experienced significant terrorist activity in the 1980s and early 1990s, during which period anti-government groups escalated their acts of violence against the government, the private sector and Peruvian residents. The Company’s operations have not been directly affected by the terrorist activity.

        There has been substantial progress in suppressing terrorist activity since 1990, in part as a result of the arrest of the leaders and approximately 2,000 members of the two principal terrorist groups. Notwithstanding the success achieved during Fujimori’s regime, Peru during President Toledo’s rule has been swamped with a wave of social protests coupled with an increase in domestic guerilla terrorism activities. In June 2003, President Toledo was forced to declare a state of emergency to handle these issues. We cannot be certain that the progress achieved in combating terrorist activity can be sustained.

Currency fluctuations may have a negative impact on our results of operations.

        Our income in Peru is denominated in both Nuevo Soles and US dollars. The expenses and other charges incurred in the company’s daily business are denominated in Nuevo Soles, and the computation of income will be made on the date of our receipt at the currency exchange rate in effect on that date. Accordingly, changes in the value of the Nuevo Sol against the U.S. dollar will result in corresponding changes in the U.S. dollar value of our assets denominated in Nuevos Soles and will change the U.S. dollar value of income and gains derived in Nuevos Soles. It is possible that the value of the Nuevo Sol could fall relative to the U.S. dollar between receipt of income and our distributions or date of accounting. In addition, assuming new proceeds are raised from future offerings, if the value of the Nuevo Sol falls relative to the U.S. dollar between the time we incur expenses in U.S. dollars (i.e., contracting for capital improvements or purchase of equipment) and the time expenses are paid, the amount of Nuevos Soles required to be converted into U.S. dollars in order to pay expenses will be greater than the equivalent amount in Nuevos Soles of such expenses at the time they were incurred.

        In September 1991, the Nuevo Sol replaced the inti as the official currency of Peru. In February 1985, the inti had replaced the original Sol. Between 1978 and 1985, the Sol was gradually devalued through a crawling-peg system of mini-devaluations. Multiple exchange rates were utilized in the late 1980s in an attempt to favor manufacturing exports but were abandoned in 1990 in favor of a single-rate system.

        The following table shows the nuevo sol/U.S. dollar exchange rate for the dates and periods indicated.

	Exchange Rates(1) (S/. per US$)
	End of Period	Average

2001	3.44	3.45
2002	3.51	3.52
2003	3.46	3.48
2004	3.29	3.41
2005	3.24	3.295
(1) Official rates offered by banks. Source: Peru Central Bank.

        The Central Bank of Peru has a history of adopting a policy of non-intervention in the exchange rate market. However, since 2003, the Central Bank has conducted regular interventions in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar and to meet the demand for Nuevos Soles caused by pension funds and commercial banks restructuring their portfolio to include more assets denominated in Nuevos Soles as compared to foreign currency. The reduced volatility has enabled the Central Bank to increase its international reserves.

Peru has been subject to high levels of inflation in the past

        Peru historically has experienced very substantial, and in some periods extremely high and variable, rates of inflation. Annual inflation, as measured by consumer price index (“CPI), averaged 29.2% during the 1970s, accelerated in the 1980s and reached 7,500% in 1990. The economic and monetary program that the government implemented during the early 1990s achieved a drastic reduction in inflation. CPI during 2003 demonstrated relative stability, with an average inflation rate of 2.3%, as compared to 0.2% for 2002 and 2.0% for 2001. This record has served to foster confidence in the stability of the Peruvian currency.

        The consumer price index increased 3.5% during 2004. This rise in prices reflected supply shocks, including significant increases in the international prices of petroleum, wheat and soya oil as well as in the prices of some domestic foodstuffs such as rice and sugar, caused by the drought in the northern coast of Peru and restrictions of imports; these factors together account for 2.5 percentage points of annual inflation. These factors were partially attenuated by an appreciation of Peru’s currency. In the period from January to May 2005, the annual inflation rate was 1.79%, lower than the inflation rate for the same period in the previous year (3.18%).

        Inflation and rapid changes in inflation rates have had and may continue to have significant effects both on the Peruvian economy and on the Peruvian securities and foreign exchange markets. We cannot assure investors that the government’s economic and monetary reform measures will be any more successful than previous programs in reducing inflation in the long term.

        Since we operate our primary business in Peru, we may be adversely affected by high inflation levels.

Exchange controls implemented by Peru may affect our ability to exchange Nuevos Soles for U.S. dollars

        Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. In 1991, the Fujimori administration eliminated all foreign exchange controls and the exchange rates were unified. Currently, foreign exchange rates are determined by market conditions, with regular operations by the Central Bank in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar. There can be no guarantee, however, that limits on our ability to remit profits will not be imposed in the future. Furthermore, if Peru were to reinstitute exchange control and if we were to issue promissory notes to raise or borrow funds, our ability to service debt could be adversely affected. We cannot be certain that the Peruvian government will continue its current policy of permitting currency transfers and conversions without restriction.

Availability of information on our competitors in Peru

        Although Peruvian generally accepted accounting, auditing and financial reporting standards and practices are similar in some respects to those employed in the United States, they are not equivalent and differ significantly in certain fundamental areas, most notably the treatment of inflation accounting. Moreover, equity research and public information on businesses and individuals is not as common in Peru as it is in the United States. As a consequence, fewer research reports are available on Peruvian hospitality and gaming operations than on similar U.S. operations.

Enforceability of judgments under Peruvian law may be difficult

        Substantially all of our assets are located in Peru and are held by the subsidiaries in Peru. In the event that investors were to obtain a judgment in the United States against us, Kubuk International Inc., Kubuk Investment SAC or Kubuk Gaming SAC and seek to enforce such judgment in Peru, the investor’s ability to enforce the judgment in Peru would be subject to Peruvian laws regarding enforcement of foreign judgments. In general, Peruvian law provides that a judgment of a competent court outside of Peru would be recognized and could be enforced against the assets of the debtor in Peru, subject to the following statutory limitations set forth in the Peruvian civil code: (i) the judgment must not resolve matters for which exclusive jurisdiction of Peruvian courts applies (e.g., disputes relating to real estate located in Peru); (ii) the competence of the foreign court which issued the judgment must be recognized by Peruvian conflict of laws rules; (iii) the party against whom the judgment was obtained must have been properly served in connection with the foreign proceedings; (iv) the judgment of the foreign court must be a final judgment, not subject to any further appeal; (v) no pending proceedings may exist in Peru among the same parties and on the same subject; (vi) the judgment by the foreign court cannot be in violation of public policy; and (vii) the foreign court must grant reciprocal treatment to judgments issued by Peruvian courts. Moreover, there can be no assurance that a judgment rendered against us in the United States in a bankruptcy-related action would be enforceable against the assets of our subsidiaries in Peru or that a Peruvian court would not assert jurisdiction in a bankruptcy proceeding.

Risks Related to Securities

New legislation, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract officers and directors.

        We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the Securities and Exchange Commission that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

While we believe we have adequate internal control over financial reporting, we are required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. Any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the price of our shares of common stock.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that beginning with our annual report on Form 10-KSB for the fiscal year ended December 31, 2007, we will be required to furnish a report by management on our internal control over financial reporting. Such report will contain among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management. Such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. Public Company Accounting Oversight Board Auditing Standard No. 2 provides the professional standards and related performance guidance for auditors to attest to, and report on, our management’s assessment of the effectiveness of internal control over financial reporting under Section 404.

        While we believe our internal control over financial reporting is effective, we are still compiling the system and processing documentation and performing the evaluation needed to comply with Section 404, which is both costly and challenging. We cannot be certain that we will be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to attest that our management’s report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

        Failure to comply with the new rules may make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

You may lose your entire investment in our shares.

        An investment in our common stock is highly speculative and may result in the loss of your entire investment. Only investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.

There is only a limited trading market for our securities.

        Our common stock is quoted for trading on the National Association of Securities Dealers over-the-counter bulletin board, and there is currently only a limited trading market for our common stock. There can be no assurance that an active market will develop or be sustained. The lack of an active public market for our common stock could have a material adverse effect on the price and liquidity of the common shares.

Our officers and directors beneficially own approximately 43.00% of our issued and outstanding common stock, which may limit your ability to influence corporate matters.

        As of February 16, 2006, Tom Liu, our Chief Executive Officer, beneficially owned 6,463,991 shares of our common stock (approximately 29.63%); David Liu, Tom Liu’s father, beneficially owned 4,322,018 shares of our common stock (approximately 19.81%); Guo Xiu Yan, Tom Liu’s mother, owned 1,620,077 shares of our common stock (approximately 7.43%); and our other officers and directors, collectively, as a group, beneficially owned 2,914,949 shares of our common stock (approximately 13.36%). These shareholders could control the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations, or the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these shareholders may conflict with the interests of our other shareholders.

        Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Broker-dealers may be discouraged from effecting transactions in our common shares because they are considered a penny stock and are subject to the penny stock rules.

        Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a “penny stock.” Subject to certain exceptions, a penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares are considered penny stock. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

        A broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse), must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the United States Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

        Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company’s operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like AMEX. Accordingly, you may have difficulty reselling any of the stock you purchase.

In the event that your investment in our shares is for the purpose of deriving dividend income or in expectation of an increase in market price of our shares from the declaration and payment of dividends, your investment will be compromised because we do not intend to pay dividends.

        We have never paid a dividend to our shareholders, and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.

FORWARD-LOOKING STATEMENTS

        We use words like “expects,” “believes,” “intends,” “anticipates,” “plans,” “targets,” “projects” or “estimates” in this prospectus. When used, these words and other, similar words and phrases or statements that an event, action or result “will,” “may,” “could,” or “should” occur, be taken or be achieved, identify “forward-looking” statements. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the sections titled “Risk Factors and Uncertainties” beginning at page 4 of this prospectus, “Description of the Business” beginning at page 30 of this prospectus and “Management’s Discussion and Analysis” beginning at page 40 of this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

        These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things, those matters discussed under the caption “Risk Factors,” as well as the following:

•	the impact of general economic conditions in the Peru;

•	industry conditions, including competition;

•	business strategies and intended results;

•	our ability to integrate acquisitions into our operations and management;

•	risks associated with the hotel industry and real estate markets in general;

•	the impact of terrorist activity or war, threats of terrorist activity or war and responses to terrorist activity on the economy in general and the travel and hotel industries in particular;

•	travelers' fears of exposure to contagious diseases;

•	legislative or regulatory requirements; and

•	access to capital markets.

        Although we believe that these statements are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this report. We assume no obligation to update or revise them or provide reasons why actual results may differ.

DIVIDEND POLICY

        We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

SELLING SHAREHOLDERS

        This prospectus covers the offering of up to 6,431,334 shares of our common stock by Selling Shareholders. We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

        If we issue all of the common stock issuable upon exercise of the Class A Warrants held by Selling Shareholders, we will receive proceeds of $2,731,334. We intend to use such proceeds, if any, for general working capital purposes. We cannot assure you that any of the warrants will be exercised.

        The shares issued to the Selling Shareholders or issuable to Selling Shareholders upon exercise of the Class A Warrants are “restricted” shares under applicable federal and state securities laws and are being registered to give the Selling Shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

        The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 19 of this prospectus. The Selling Shareholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The Selling Shareholders and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, (the “Securities

Act”) and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Shareholders Information

        The following are the Selling Shareholders who own and have the right to acquire pursuant to the exercise of Class A Warrants an aggregate of 3,371,334 shares of our common stock covered in this prospectus. Certain Selling Shareholders have the right to acquire the shares of common stock upon the exercise of Class A Warrants sold in our private placements. See “Transactions with Selling Shareholders” beginning on page 18 of this prospectus for further details. At February 16, 2006, we had 21,815,667 shares of common stock issued and outstanding.

	Before Offering		After Offering

Name	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered	Shares Owned After Offering (2)	Percentage of Shares owned After Offering(3)

IFG Investments Services Inc.(4)	500,000	2.27%	500,000	—	—
Suite 4 Temple Bldg
Prince William & Main Street
Charlestown, Federation of St. Kits &
Nevis, West Indies

IFG Investments Services Inc.(4)	820,000	3.69%	820,000	—	—
Suite 4 Temple Bldg
Prince William & Main Street
Charlestown, Federation of St. Kits &
Nevis, West Indies

Merle Lelievre-Parsons(5)	20,000	*	20,000	—	—
#4 - 529 Johnstone Rd
Parksville, BC
Canada V9P 2K1

Lee Yule Investments(6)	7,000	*	7,000	—	—
17718 - 64 Avenue
Edmonton, AB
Canada T5T 4J5

Frederick H. Drury(7)	132,000	*	132,000	—	—
229 - 279 Suder Greens Drive
Edmonton, AB
Canada T5T 6X6

T. Ron Harper(8)	40,000	*	40,000	—	—
3129 - 30th Avenue
Vernon, BC
Canada V1T 2C4

	Before Offering		After Offering

Name	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered	Shares Owned After Offering (2)	Percentage of Shares owned After Offering(3)

Caroline Gilchrist(9)	40,000	*	40,000	—	—
370 Poplar Point Drive
Kelowna, BC
Canada V1Y 1Y1

Herbert Woo(10)	6,000	*	6,000	—	—
#439, 1406 Hodgson Way
Edmonton, AB
Canada T6R 3K1

Tough Equities Inc.(11)	6,800	*	6,800	—	—
9 Paquette Place
St. Albert, Alberta
Canada T8N 5K8

Amir Khoury(12)	12,000	*	12,000	—	—
3 Lorrain C'r
St. Albert

Judson Rich(13)	8,000	*	8,000	—	—
11107 - 21 Avenue
Edmonton, AB
Canada T6J 5C7

Suhail Khoury(14)	13,400	*	13,400	—	—
#100 Quesnell Crest
Edmonton, AB
Canada

Matt Saunders(15)	4,000	*	4,000	—	—
5891 Vardon Place
Delta, BC
Canada V4L 1E8

Mark Koroll(16)	33,300	*	33,300	—	—
9300 Aberdeen Rd
Coldstream, BC
Canada V1B 2K5

Ross Parsons(17)	33,300	*	33,300	—	—
12009 Husband Road
Vernon, BC
Canada V1B 1M9

695809 B.C. Ltd.(18)	4,000	*	4,000	—	—
620 - 800 W. Pender St
Vancouver, BC
Canada V6A 4E1

Robert J. Kaplan(19)	33,334	*	33,334	—	—
245 E. 87th Street
New York NY 10128

	Before Offering		After Offering

Name	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered	Shares Owned After Offering (2)	Percentage of Shares owned After Offering(3)

690044 BC Ltd.(20)	70,000	*	70,000	—	—
4 - 1037 W. Broadway
Vancouver, BC
Canada V6H 1E3

Raymond Lim(21)	6,000	*	6,000	—	—
3493 William Street
Vancouver, BC
Canada V5K 2Z5

John Fraser(22)	100,000	*	100,000	—	—
300 - 31 Bastion Square
Victoria, BC
Canada V8W 1J1

Alan R. Mabee(23)	6,000	*	6,000	—	—
10205 - 137 St. NW
Edmonton, AB
Canada

Clear Channel Inc.(24)	1,800,000	8.1%	1,000,000	—	—
Temple Financial Centre
Leeward Highway
Providenciales, Turks & Caicos Isl. ,
B.W.I

Anthony Boyden(25)	36,200	*	36,200	—	—
14 Willies Round
Stouffville, ON
Canada L1N 4A6

Blackpool Ltd.(26)	1,800,000	8.1%	800,000	—	—
Temple Financial Centre
Leeward Highway
Providenciales, Turks & Caicos Isl. ,
B.W.I

David Wong Liu(27)(32)	5,942,095	27.74%	1,500,000(27)	2,942,095(27)	13.49%
355 Lemon Ave., Suite C
Walnut, CA 91789

Lee Kuen Cheung(28)(32)	1,399,353	6.41%	500,000	899,353	4.12%
RM 1111, 11/F Hang Lung Centre Arcad
2-28 Paterson Street, Causeway Bay Hong Kong

Guoxiu Yan(29)(32)	5,942,095	27.24%	500,000(29)	2,942,095(29)	13.49%
355 Lemon Ave., Suite C
Walnut, CA 91789

Zheng Liu(30)(32)	215,285	0.99%	100,000	115,285	*
355 Lemon Ave., Suite C
Walnut, CA 91789

Luisa Hong Wong(31)(32)	215,285	0.99%	100,000	115,285	*
355 Lemon Ave., Suite C
Walnut, CA 91789

Total	11,503,352	52.73%	6,431,334	5,072,018	23.25%

*	Less than 1%.
(1)	All percentages are based on 21,815,667 shares of common stock issued and outstanding on February 16, 2006. Beneficial ownership is calculated based on the number of shares of common stock that each selling shareholder owns or controls or has the right to acquire within 60 days of February 16, 2006.
(2)	This table assumes that the Selling Shareholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The Selling Shareholders are not required to sell their shares. See “Plan of Distribution” beginning on page 19.
(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(4)	IFG Investments Services Inc. is organized under the laws of Nevis. Daniel McMullin has sole investment and voting control over the securities. The Selling Shareholder holds 660,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 660,000 shares of common stock at $2.00 per share for a period of one year. The Class A warrants may not be exercised if th eexercise would result in the holder beneficially owning more than 9.99% of our issued and outstanding common stock.
(5)	Merle Lelievre-Parsons holds 10,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 10,000 shares of common stock at $2.00 per share for a period of one year.
(6)	Lee Yule Investments is organized under the laws of Alberta. Lee Yule has sole investment and voting control over the securities. The Selling Shareholder holds 3,500 shares of common stock of Chilco and Class A Warrants exercisable to acquire 3,500 shares of common stock at $2.00 per share for a period of one year.
(7)	Frederick H. Drury holds 66,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 66,000 shares of common stock at $2.00 per share for a period of one year.
(8)	T. Ron Harper holds 20,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 20,000 shares of common stock at $2.00 per share for a period of one year.
(9)	Caroline Gilchrist holds 20,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 20,000 shares of common stock at $2.00 per share for a period of one year.
(10)	Herbert Woo holds 3,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 3,000 shares of common stock at $2.00 per share for a period of one year.
(11)	Tough Equities Inc. is organized under the laws of Alberta. Barry Touch and Ruby Tough have sole investment and voting control over the securities. The Selling Shareholder holds 3,400 shares of common stock of Chilco and Class A Warrants exercisable to acquire 3,400 shares of common stock at $2.00 per share for a period of one year.
(12)	Amir Khoury holds 6,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 6,000 shares of common stock at $2.00 per share for a period of one year.
(13)	Judson Rich holds 4,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 4,000 shares of common stock at $2.00 per share for a period of one year.
(14)	Suhail Khoury holds 6,700 shares of common stock of Chilco and Class A Warrants exercisable to acquire 6,700 shares of common stock at $2.00 per share for a period of one year.
(15)	Matt Saunders holds 2,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 2,000 shares of common stock at $2.00 per share for a period of one year.
(16)	Mark Koroll holds 16,650 shares of common stock of Chilco and Class A Warrants exercisable to acquire 16,650 shares of common stock at $2.00 per share for a period of one year.
(17)	Ross Parsons holds 16,650 shares of common stock of Chilco and Class A Warrants exercisable to acquire 16,650 shares of common stock at $2.00 per share for a period of one year.
(18)	695809 B.C. Ltd. is organized under the laws of British Columbia. The Selling Shareholder holds 2,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 2,000 shares of common stock at $2.00 per share for a period of one year.
(19)	Robert J. Kaplan holds 16,667 shares of common stock of Chilco and Class A Warrants exercisable to acquire 16,667 shares of common stock at $2.00 per share for a period of one year.
(20)	690044 BC Ltd. is organized under the laws of British Columbia. Andrew Britnell has sole investment and voting control over the securities. The Selling Shareholder holds 35,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 35,000 shares of common stock at $2.00 per share for a period of one year.
(21)	Raymond Lim holds 3,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 3,000 shares of common stock at $2.00 per share for a period of one year.
(22)	John Fraser holds 50,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 50,000 shares of common stock at $2.00 per share for a period of one year.
(23)	Alan R. Mabee holds 3,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 3,000 shares of common stock at $2.00 per share for a period of one year.
(24)	Blackpool Ltd. is organized under the laws of Turks & Caicos. Janice Stevens has sole investment and voting control over the securities. Blackpool Ltd. holds 400,000 shares of common stock of Chilco and Class A Warrants exercisable to acquire 400,000 shares of common stock at $2.00 per share for a period of one year. Janice Stevens and John Meyer are married, and consequently, Blackpool Ltd. and Clear Channel Inc. are deemed to have the same beneficial owner. The Class A warrants may not be exercised if the exercise would result in the holder benefically owning more than 9.99% of our issued and outstanding common stock.
(25)	Anthony Boyden holds 18,100 shares of common stock of Chilco and Class A Warrants exercisable to acquire 18,100 shares of common stock at $2.00 per share for a period of one year.
(26)	Clear Channel Inc. is organized under the laws of Turks & Caicos, and owns 1,000,000 shares of common stock. John Meyer has sole investment and voting control over the securities. Janice Stevens and John Meyer are married, and consequently, Blackpool Ltd. and Clear Channel Inc. are deemed to have the same beneficial owner. The Class A warrants may not be exercised if the exercise would result in the holder benefically owning more than 9.99% of our issued and outstanding common stock.

(27)	Includes 1,753,640 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc. David Lui is the father of Tom Liu, our Chief Executive Officer, and husband of Guoxiu Yan, a selling shareholder. The Principal Shareholders of Kubuk, Tom Liu and David Liu, contributed a total of 1,250,000 Exchange Shares into escrow (of which David Liu contributed 499,622 shares) for the purposes of exercising certain co-sale rights granted by the Registrant to the Shareholder Principals. David Liu and Guoxin Yan, as husband and wife, are deemed to beneficially own each other’s common stock.
(28)	Includes 405,609 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(29)	Includes 469,589 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc. Guoxiu Yan is the mother of Tom Liu, Chief Executive Officer of Chilco River Holdings Inc., and the wife of David Liu, a selling shareholder and major shareholder of Chilco. David Liu and Guoxin Yan, as husband and wife, are deemed to beneficially own each other’s common stock.
(30)	Includes 62,402 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc. Zheng Liu is the sister of tom Liu and daughter of David Liu and Guoxin Yan. However, they do not control the right to vote or investment power of each other’s common stock.
(31)	Includes 62,402 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(32)	This shareholder was a shareholder of Kubuk International and received these shares in the Share Exchange, which closed on July 15, 2005. Each Kubuk Shareholder received 0.3749970588 shares of common stock of Chilco River Holdings, Inc. for each share of Kubuk International common stock tendered in connection with the Share Exchange. The Kubuk Shareholders placed a total of 5,000,000 Exchange Shares into escrow to secure certain obligations by Chilco and the Principal Shares to raise $5,000,000 at a minimum share price of $1.00 per share. The Kubuk Shareholders placed a total of 2,000,000 Exchange Shares into escrow to satisfy certain obligations to consultants to Kubuk, which shares were cancelled and returned to treasury on December 30, 2005. The Kubuk Shareholders have voting power over these shares pending release from escrow.

        Based  on information provided to us, none of the selling shareholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling shareholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Transactions with Selling Shareholders

Transactions with Private Placement Selling Shareholders

        On December 17, 2005, our Board of Directors authorized an initial direct private placement offering of Units at $1.50 per Unit under the terms of a Unit Purchase Agreement. Each Unit consists of one share of common stock, and a Class A Warrant exercisable at $2.00 per share for one year from the date of Closing. Under the terms of the Unit Purchase Agreement, we are required to use $1 million from proceeds from the offering to renovate the casino floor of the Bruce Hotel and Casino and $1 million for marketing and business development. We also granted the investors registration rights and agreed to file a resale registration statement with the Securities and Exchange Commission within 60 days of the closing date of the private placement. If we failed to file the registration statement within 60 days, we agreed to pay the investors liquidated damages equal to 2% of the number of shares of common stock issued to the investor in the private placement for each month we are in default. We also agreed not to offer and sell shares of common stock or common stock equivalents for a period of 120 days following the effectiveness of the registration statement, except for certain specified transactions, including an offer and sale of up to 2,000,000 shares of common stock at $1.50 per share. The private placement was made to non-U.S. persons in off-shore transactions in reliance upon the exemption from registration available under Rule 903 of Regulation S of the Securities Act and one accredited investor in the United States pursuant to an exemption available under Section 4(2) of the Securities Act.

        We issued 1,365,667 Units to raise gross proceeds of $2,048,500.

        We are registering the shares of common stock issued in the private placements and the shares of common stock issuable upon exercise of the Class A Warrants for resale by the selling shareholders in the registration statement in which this prospectus is included.

Transactions with Clear Channel

        Effective on December 29, 2005, we entered into a Consulting Agreement with Clear Channel Inc. under which we retained Clear Channel to provide us with strategic marketing and business planning consulting services and to assist us in developing corporate governance policies, recruiting qualified officers and director candidates and developing a corporate finance strategy. We paid Clear Channel a consulting fee of one million (1,000,000) shares of our common stock. The Consulting Agreement is for a term of one year. We are registering the shares of common stock in the registration statement in which this prospectus is included.

        John Meyer has sole investment and voting power over the common stock owned by Clear Channel and is married to Janice Stevens, who has sole investment and voting powre over the common stock owned by Blackpool Ltd. Consequently, Clear Channel and Blackpool are deemed to have the same beneficial owner. Blackpool is named as a selling shareholder in this prospectus.

Transactions with Former Shareholders of Kubuk International Inc.

        Each of David Wong Liu, Lee Kuen Cheung, Guoxiu Yan, Zheng Liu and Luisa Hong Wong was a shareholder of Kubuk International and received shares in the Share Exchange, which closed on July 15, 2005. Each Kubuk Shareholder received 0.3749970588 shares of common stock of Chilco River Holdings, Inc. for each share of Kubuk International common stock tendered in connection with the Share Exchange. The Kubuk Shareholders placed a total of 5,000,000 Exchange Shares into escrow to secure certain obligations by Chilco and the Principal Shares to raise $5,000,000 at a minimum share price of $1.00 per share. The Kubuk Shareholders placed a total of 2,000,000 Exchange Shares into escrow to satisfy certain obligations to consultants to Kubuk, which shares were cancelled and returned to treasury on December 30, 2005. The Kubuk Shareholders have voting power over these shares pending release from escrow. We are registering 2,700,000 shares of common stock of these former shareholders of Kubuk International Inc. in the registration statement in which this prospectus is included.

        David Wong Liu is the husband of Guoxiu Yan, a selling shareholder, and father of Tom Liu, our Chief Executive Officer, and was a principal shareholder, founder, officer and director of Kubuk International Inc. Guoxiu Yan is the wife of David Wong Liu and mother of Tom Liu, our Chief Executive Officer.

PLAN OF DISTRIBUTION

        We are registering the shares of common stock on behalf of the selling shareholders. When we refer to selling shareholders, we intend to include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with this registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

        The selling shareholders may effect such transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

        Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        In the event that the registration statement is no longer effective, the selling shareholders may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule, including the minimum one year holding period.

        Upon being notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

•	the name of each selling shareholder(s) and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which the shares were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

•	that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

LEGAL PROCEEDINGS

        Neither we nor any of our property are currently subject to any material legal proceedings or other regulatory proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her successor is appointed. The ages of the directors, executive officers and key employees are shown as of February 16, 2006.

Name and Municipality of Residence	Current Office	Principal Occupation	Director/Officer Since	Age

Tom Liu	Chairman, Chief	Chief Executive Officer of the	August 3, 2005	25
	Executive Officer	corporation; General Manager for
		Kubuk Investment S.A.C. and Kubuk Gaming S.A.C

Winston Yen	Chief Financial Officer	Certified Public Accountant and	December 30, 2005	39
		managing member of Accellence, LLP;
		Chief Financial Officer of the
		corporation

Gavin Roy	Director	Principal of Magellan Management	May 10, 2005	39
		Limited

Wai Yung Lau	Director	Chief Financial Officer of Bruce	August 3, 2005	43
		Group International, Hong Kong

Jack Xu	Director	Consultant to Kubuk Investment	August 3, 2005	57

Yong Yang	Director	General Manager for Canada Higher	August 3, 2005	44
		Investment Co. Ltd.

        The following is a description of the business background of the directors and executive officers of Chilco River Holdings, Inc.

Tom Liu

        Tom Liu has been Chief Executive Officer of Chilco River Holdings Inc. since July 15, 2005. Prior to the Share Exchange, Mr. Liu has been with Bruce Grupo Diversion since 1998. Mr. Liu is fluent in four languages, English, Spanish, Cantonese, and Mandarin. He was appointed as the Casino Vault Manager of the Bruce Hotel and Casino in 1998, and worked closely with the gaming commission in the casino’s daily results. By 2000, he was promoted to Casino Floor Manager, where he worked directly with the casino floor operations and assisted in marketing and promotions. Mr. Liu serves as the General Manager for Kubuk Investment S.A.C. and Kubuk Gaming S.A.C., each a wholly-owned operating subsidiary of Chilco. Mr. Liu dedicates 100% of his time as Chief Executive Officer of Chilco.

Winston Yen

        Winston Yen is a certified public accountant and founding member of ACCellence, LLP, based in Los Angeles and offers extensive accounting, tax, and consulting services to local and international clients. Mr. Yen graduated from the National Chen-Chi University with an accounting degree in 1990. He worked as an audit staff on an internship at the Taipei office of Touche Ross in 1989-1990, and attended the University of Illinois at Urbana-Champaign and received a Master of Accounting Science degree in 1994. Mr. Yen began his public accounting career in 1994 with Tang, Chen, Chang and Lin, CPAs, a local accounting firm in City of Industry, California. In 1997, he was a supervising senior in the tax department of Parks Palmer Turner & Yemenidjian, LLP, which later became part of CBIZ Inc. In 2000 and 2001, Mr. Yen was a manager in the Los Angeles tax department of Moss Adams, LLP, a west coast regional public accounting firm. In 2001, Mr. Yen joined the practice of Mr. Harry C. Lin. In 2005, he founded ACCellence, LLP and is now the managing partner of the LLP. Mr. Yen was appointed Chief Financial

Officer of Chilco River Holdings Inc. on December 30, 2005, and dedicates approximately 20 hours per month in his role as Chief Financial Officer of Chilco.

Gavin Roy

        Mr. Roy has extensive experience in the financial services business. Mr. Roy is currently the principal of Magellan Management Company, a venture capital firm in Vancouver, British Columbia. Prior to forming Magellan Management in 2005, Mr. Roy’s principal occupation during the past five years has been as an investment advisor with Canaccord Capital Corporation, Octagon Capital Corporation, and Global Securities Corporation. Mr. Roy has been a registrant in Canada with the British Columbia, Alberta, Saskatchewan and Ontario securities commissions. Mr. Roy is the founding shareholder of Chilco River Holdings, Inc.

Wai Yung Lau

        Wai Yung Lau is presently the Chief Financial Officer of Bruce Grupo Hong Kong Limited and has expertise in financial practices. She was the Chief Financial Officer of WuJin Construction Co., Chengdu, China, a construction company involved in many projects in Chengdu, China, such as the Chengdu Technology Tower and SiChuan Lung Quan Resort. In 2003, Mrs. Lau moved to Hong Kong, and served the Chief Financial Officer of Bruce Group International, Hong Kong. In 2004, Mrs. Lau was employed by ING Insurance Group, where she was an advisor in investments, life insurance and finance.

Yong Yang

        Yong Yang received his bachelor degree in finance from the Northwest University of Business in 1989. Soon after graduation, Mr. Yang was appointed General Manager of NanChong Securities Exchange Company. During his term, Mr. Yang helped two state owned companies go public on the Chinese stock exchange. From 1994 to 1999, Mr. Yang joined HuaXia Securities, Chengdu branch, and served as General Manager, specializing in investment banking and acquisitions. Mr. Yang then joined the New Light Technology Investment Company as the President of the company. The company engaged in retro-reflecting material development and production; now the company’s product dominates the market in SiChuan, China. Mr. Yang immigrated to Canada in July of 2000, and now serves as General Manager for Canada Higher Investment Co. LTD.

Jack Xu

        Jack Xu studied in the School of Business of HaErBin, China and received degrees in business administration and finance. From 1982 to 1995, Mr. Xu helped establish SiChuan Investment Bank, where he served as vice president, and specialized in bonds, securities, and investment banking. Mr. Xu then served as President of the SiChuan JiaLin Investment in Hong Kong from 1995 to 2000, where he provided advice on investment banking, stock analysis and mergers and acquisitions. Mr. Xu has been working with Kubuk Investment since 2001.

Committees of the Board of Directors

        Set forth below are our company’s current practices relating to the functions associated with an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee

        We have no standing audit committee. Our Board of Directors performs the function of an audit committee. None of the members of our board of directors satisfies the criteria for an audit committee financial expert under Item 401(e) of Regulation S-B of the rules of the Securities and Exchange Commission. Due to our relatively small size, the relatively small number of financial transactions during the proceeding fiscal year and the fact that we have negative working capital at this time we have been unable to secure the services of an audit committee financial expert. Only Winston Yen would be considered independent as defined by American Stock Exchange listing standards.

        Our board of directors will meet with our management and our external auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. Our board of directors will review our significant financial risks, will be involved in the appointment of senior financial executives and will annually review our insurance coverage and any off-balance sheet transactions.

        Our board of directors will monitor our audit and the preparation of financial statements and all financial disclosure contained in our SEC filings. Our board of directors will appoint our external auditors, monitor their qualifications and independence and determine the appropriate level of their remuneration. The external auditors report directly to the board of directors. Our board of directors has the authority to terminate our external auditors’ engagement and approve in advance any services to be provided by the external auditors which are not related to the audit.

Compensation

        We have no Compensation Committee. Our board of directors is responsible for considering and authorizing terms of employment and compensation of executive officers and providing advice on compensation structures in the various jurisdictions in which we operate. In addition, our board of directors reviews both our overall salary objectives and significant modifications made to employee benefit plans, including those applicable to executive officers, and proposes any awards of stock options.

Corporate Governance and Nominating

        We have no Corporate Governance and Nominating Committee due to our small size.

        Our board of directors is responsible for developing our approach to corporate governance issues.

Code of Ethics

        We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct, to provide full, fair, accurate, timely and understandable disclosure in public reports, to comply with applicable laws, to ensure prompt internal reporting of code violations, and to provide accountability for adherence to the code.

Corporate Cease Trade Orders and Bankruptcies

        Except as disclosed in this prospectus, none of our directors or officers is, or has been within the ten years before the date of this prospectus, a director or officer of any other company that, while such person was acting in that capacity, was the subject of a cease trade or similar order, or an order that denied the company access to any statutory exemptions under applicable securities legislation, for a period of more than 30 consecutive days, or was declared bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.

Penalties and Sanctions

        None of our directors or officers has been subject to any penalties or sanctions imposed by a court relating to any securities legislation or by any securities regulatory authority or has entered into a settlement agreement with any securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

        None of our directors or officers has, within the ten years before the date of this report, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromises with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or officer.

Conflicts of Interest

        To our knowledge, and other than as disclosed in this report, there are no known existing or potential conflicts of interest among us, our promoters, directors and officers, or other members of management, or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the “named executive officers”) for the fiscal years ended December 31, 2005, 2004 and 2003. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Salary” and “Bonus” columns in the table.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Other Annual Compensation ($)	Common Shares Under Options/SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	Long Term Incentive Plan Payouts ($)	All Other Compensation ($)
Tom Liu(1)	2005	—	—	—	—	—	—	—
Chairman & CEO	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

Winston Yen(2)	2005	—	—	—	—	—	—	—
Chief Financial
Officer

Brent Krause(3)	2004	—	—	—	—	—	—	—
President	2003	—	—	—	—	—	—	—

Gavin Roy(4)	2004	—	—	—	—	—	—	—
Treasurer

(1)	Tom Liu was appointed as our Chief Executive Officer on July 15, 2005.
(2)	Mr. Yen was appointed as Chief Financial Officer on December 30, 2005.
(3)	Mr. Krause resigned as our President and as a director on August 3, 2005.
(4)	Mr. Roy was appointed as our secretary and a director on May 10, 2005.

Director and Officer Stock Option/Stock Appreciation Rights (“SARs”) Grants

        We have never granted any stock options or stock appreciation rights.

Aggregated Option/SAR Exercises in Last Fiscal Year- and Fiscal Year-End Option/SAR Values

        We have never granted any stock options or stock appreciation rights.

Long Term Incentive Plan Awards

        No long-term incentive awards have been made by us to date.

Defined Benefit or Actuarial Plan Disclosure

        We do not provide retirement benefits for the directors or officers.

Compensation of Directors

        We had no arrangements pursuant to which our officers and directors are compensated by us for their services in their capacity as directors or officers, or for committee participation, involvement in special assignments or for services as consultants or experts during the most recently completed financial year.

        Our former President, Robert Krause, provided us with management services and office premises. The management services were valued at $500 per month and the office premises were valued at $500 per month. During the year ended December 31, 2004, donated services of $6,000 (2003 — $4,000) and donated rent expense of $6,000 (2003 — $4,000) were charged to operations. Mr. Krause resigned as our President and director effective on August 3, 2005.

        Our officers and directors may be reimbursed for any out-of-pocket expenses incurred by them on our behalf.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

        None

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in CompensationDecisions

        None.

Board Compensation Committee Report on Executive Compensation

        The primary objectives of our executive compensation program are to enable us to attract, motivate and retain outstanding individuals and to align their success with that of our shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual’s overall experience, responsibility and performance. Our executive compensation program consists of a base salary, performance bonuses and stock options. Our board of directors approves all compensation to our executive officers.

Equity Compensation Plan Information

Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by	n/a	n/a	n/a
security holders

Equity compensation plans not approved by	n/a	n/a	n/a
security holder

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information as of February 16, 2006 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and

•	each named executive officer, each director and all of our directors and executive officers as a group.

        The number of shares beneficially owned and the percentage of shares beneficially owned are based on 21,815,667 shares of common stock outstanding as of February 16, 2006.

        Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following February 14, 2006 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Officers, Directors and Principal Stockholders

Name and Address of Beneficial Owner

Name/Position	Address	Number of Shares(1)(2)		Percentage of Issued and Outstanding
Officers and Directors

Tom Yu Liu,	355 Lemon Ave., Suite C	6,463,991	(2)(3)	29.63%
Chairman and Chief	Walnut, CA 91789
Executive Officer

Gavin Roy,(4)	595 Howe Street, Suite 206	86,000	(4)	*
Director	Vancouver, B.C, V6C 2T5

Wai Yung Lau,	355 Lemon Ave., Suite C	2,475,779	(2)(5)	11.35%
Director	Walnut, CA 91789

Yong Yang	355 Lemon Ave., Suite C	215,285	(2)(6)	0.99%
Director	Walnut, CA 91789

Jack Xu,	355 Lemon Ave., Suite C	215,285	(2)(7)	0.99%
Director	Walnut, CA 91789

Winston Yen, Chief Financial Officer	445 South Figueroa Street Suite 2600 Los Angeles, CA 90071	-0-		Nil

5% Shareholders

David Wong Liu	355 Lemon Ave., Suite C Walnut, CA 91789	5,942,095	(2)(8)	27.24%

Lee Kuen Cheung	RM 1111, 11F, Hang Lung Centre Arcad 2-28 Paterson Street, Causeway Bay Hong Kong	1,399,353	(2)(9)	6.41%

Guoxiu Yan	355 Lemon Ave., Suite C Walnut, CA 91789	5,942,095	(2)(10)	27.24%

Officers and Directors as		9,456,340		43.35%
a Group (6 persons)(7)

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment control with respect to all shares beneficially owned. Figures shown are on a non-diluted basis.
(2)	Shareholder received 0.3749970588 shares of common stock of Chilco River Holdings, Inc. for each share of Kubuk International common stock tendered in connection with the Share Exchange. The Kubuk Shareholders placed a total of 5,000,000 Exchange Shares into escrow to secure certain obligations by Chilco and the Principal Shares to raise $5,000,000 at a minimum share price of $1.00 per share. The Kubuk Shareholders placed a total of 2,000,000 Exchange Shares into escrow to satisfy certain obligations to consultants to Kubuk, which shares were cancelled and returned to treasury on December 30, 2005. The Kubuk Shareholders have voting power over these shares pending release from escrow. The Principal Shareholders of Kubuk, Tom Liu and David Liu, contributed a total of 1,250,000 Exchange Shares into escrow for the purposes of exercising certain co-sale rights granted by the Registrant to the Shareholder Principals.
(3)	Includes 2,622,738 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(4)	In connection with the Share Exchange, Chilco and Mr. Roy entered into a Share Contribution Agreement dated effective as of August 3, 2005, under which Mr. Roy contributed an aggregate of 3,564,000 shares of the Registrant’s common stock to Chilco as a Capital Contribution. The Registrant accepted the Capital Contribution and cancelled 3,564,000 shares of common stock.
(5)	Includes 717,617 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(6)	Includes 62,402 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(7)	Includes 62,402 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(8)	David Liu owns 4,322,018 shares of common stock, which includes 1,753,640 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc. David Lui is the father of Tom Liu, our Chief Executive Officer, and husband of Guoxiu Yan, a selling shareholder. The Principal Shareholders of Kubuk, Tom Liu and David Liu, contributed a total of 1,250,000 Exchange Shares into escrow (of which David Liu contributed 499,622 shares) for the purposes of exercising certain co-sale rights granted by the Registrant to the Shareholder Principals. David Liu and Guoxin Yan, as husband and wife, are deemed to beneficially own each other’s common stock.
(9)	Includes 405,609 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc.
(10)	Guoxin Yan owns 1,620,077 shares of common stock, which includes 469,589 shares of common stock held in escrow pursuant to escrow arrangements entered into in connection with our acquisition of Kubuk International Inc. Guoxiu Yan is the mother of Tom Liu, Chief Executive Officer of Chilco River Holdings Inc., and the wife of David Liu, a selling shareholder and major shareholder of Chilco. David Liu and Guoxin Yan, as husband and wife, are deemed to beneficially own each other’s common stock.
*	Less than 1%.

        We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.

        We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our former President, Robert Krause, provided us with management services and office premises. The management services are valued at $500 per month and the office premises are valued at $500 per month. During the year ended December 31, 2004, donated services of $6,000 (2003 — $4,000) and donated rent expense of $6,000 (2003 — $4,000) were charged to operations.

        We acquired all of the issued and outstanding common stock of Kubuk International Inc. in a share exchange transaction. We appointed five new directors to our Board of Directors: Tom Liu, Wai Yung Lau, Nan Zheng Zhang, Yong Yang and Sean Sullivan. After the Closing of the Share Exchange Agreement with Kubuk, our Board of Directors consists of six members, the newly appointed board members and Gavin Roy. Tom Liu was appointed as our Chairman of the Board of Directors and Chief Executive Officer effective immediately upon the closing of the Share Exchange.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As at February 16, 2006, there were 21,815,667 shares of our common stock issued and outstanding.

Common Stock

        Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

        The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

        Upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

        In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

        Holders of our common stock have no pre-emptive rights or conversion rights and there are no redemption provisions applicable to our common stock.

Class A Warrants

        The Class A Warrants are non-transferable. Each Class A Warrant is exercisable to acquire one share of common stock of a period of one year from the date of issuance. The Class A Warrants have standard anti-dilution provisions in the event of stock splits, stock dividends, reorganizations and similar transactions.

Nevada Corporate Law

        The Nevada Business Corporation Law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The Control Share Acquisition Act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the Control Share Acquisition Act, would bring its voting power within any of the following three ranges:

20 to 33 1/3%;

33 1/3 to 50%; or

more than 50%.

        A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Share Acquisition Act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the Control Share Acquisition Act.

        The Control Share Acquisition Act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation, which:

•	has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada; and

•	does business in Nevada directly or through an affiliated corporation.

        At this time, we do not have 100 shareholders of record resident of Nevada. Therefore, the provisions of the Control Share Acquisition Act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the Control Share Acquisition Act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our shareholders.

        The Nevada “Combination with Interested Shareholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested shareholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested shareholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested shareholder” having:

•	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10 percent or more of the earning power or net income of the corporation.

        An “interested shareholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested shareholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested shareholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested shareholders, or if the consideration to be paid by the interested shareholder is at least equal to the highest of:

•	the highest price per share paid by the interested shareholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested shareholder, whichever is higher;

•	the market value per common share on the date of announcement of the combination or the date the interested shareholder acquired the shares, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

        The transfer agent and registrar for the our common stock is Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, British Columbia, Canada V6C 3B8.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada Revised Statutes Section 78.7502, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. This includes indemnifying each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee, except for gross negligence or willful misconduct. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under Nevada law, and indemnification for such a person may be greater or different from that provided in the bylaws.

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF THE BUSINESS

Overview

        We, Chilco River Holdings, Inc., through our wholly-owned subsidiaries, own all of the assets of and operate the Bruce Hotel and Casino. The Bruce Hotel and Casino is located Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima, Peru, approximately 30 minutes from Jorge Charvez International Airport in the heart of Miraflores. The Bruce Hotel and Casino is a “destination” hotel and casino location for visitors traveling to the Republic of Peru and caters to visitors from the People’s Republic of China. The Bruce Hotel and Casino business consists of a hotel, restaurants, a gaming casino and real property. We acquired the Bruce Hotel and Casino in connection with a Share Exchange transaction with the shareholders of Kubuk International, Inc. (Kubuk) on July 15, 2005.

        The Bruce Hotel and Casino is a full-service hospitality facility with standard and premium lodging accommodations (rooms and suites). In addition, the hotel encompasses several dining facilities and a full-featured Gambling Casino with traditional gaming tables and slot machines.

        Prior to signing the Share Exchange Agreement with Kubuk International, we developed a plan to expand, renovate and modernize the current facilities of the Bruce Hotel and Casino and temporarily suspended the operation of the gaming room in February 2005 and operation of the restaurant and slot room in November 2005. We intend to raise capital to fund the expansion, renovation and modernization of the Bruce Hotel and Casino.

        We maintain our registered agent’s office at 6100 Neil Road, Suite 500, Reno, Nevada 89511, and an office at the Bruce Hotel and Casino at Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima. Our executive offices are located at 355 Lemon Ave., Suite C, Walnut, CA 91789, and our phone number is (646) 330-5859.

History

        We were incorporated on May 8, 2003 under the laws of the State of Nevada.

Our Mineral Exploration Business

        Since our inception, we have been engaged in the business of acquiring mineral exploration properties. We currently own all rights, title and interest in one property located in British Columbia, Canada. We purchased all right, title and interest in one unpatented claim in the New Westminster Mining Division of the Province of British Columbia, known as the PEG Claim under an agreement dated November 3, 2003. The claim consists of 16 units located in southwestern British Columbia, Canada, from Nicholson & Associates of Vancouver, British Columbia, subject to a 2-1/2% net smelter royalty and a 7-1/2% gross rock revenue royal from the sale of rock and gravel to NIC. We have the right to reduce the net smelter royalty to 1% by paying Nicholson & Associates $1 million within 12 months from the date we commence commercial production on the property. We agreed to pay advance royalties of $25,000 annually commencing on November 3, 2006. Nicholson & Associates agreed to provide to us with geological consulting services for the claims and to maintain the claims in good standing for at least 24 months from the recording date of claim.

        We completed an initial exploration program on the PEG Claim, at a cost of $2,854. A report has been prepared which recommended a further two-stage program. We will not be able to determine whether or not our mineral claim contains a commercially exploitable mineral deposit until appropriate further exploratory work is done and an economic evaluation based on that work concludes economic viability. Our property is an exploration stage property with no known ore reserves, and we cannot assure you that any commercially viable mineral deposit exists on our property. We were unable to secure funding to conduct additional exploration work on the PEG Claim and we suspended work on the PEG Claim. Our management began exploring other business opportunities at the beginning of 2005.

Forward Stock Split

        On July 11, 2005 at 5:00 p.m. (Eastern Standard Time)(Record Date), we effected a 2 for 1 forward stock split of our issued and outstanding shares of common stock, par value $0.001, by way of share dividend payable upon surrender of certificates pursuant to Section 78.215 of the Nevada General Registrant Law. The share dividend is payable upon surrender of the outstanding share certificates. Shareholders are required to surrender their existing share certificates representing shares of common stock issued before the Record Date by tendering the such share certificates to our transfer agent. Upon surrender of the outstanding share certificates representing the issued and outstanding shares of common stock held by shareholders on the Record Date, our transfer agent will issue new share certificates giving effect to the share dividend so that each one share of common stock of Chilco issued and outstanding prior to the Record Date shall represent two post-split shares of our common stock. Immediately prior to the stock dividend, we had 3,057,000 shares of common stock issued and outstanding. After giving effect to the stock dividend, we had 6,114,000 shares of common stock issued and outstanding.

Acquisition of Bruce Hotel and Casino

        On July 15, 2005, we entered into a Share Exchange Agreement with Kubuk International, Inc., a California corporation; its shareholders, Tom Liu, David Liu, Lee Kuen Cheung, Wai Yung Lau, Zheng Liu, Yizhi Zeng, Luisa Wong, Jack Xu, Yong Yang and Guoxiu Yan. Tom Liu was designated as Shareholders Representative. Under the terms of the Share Exchange Agreement, we agreed to acquire all of the issued and outstanding capital stock of Kubuk from the Shareholders. Kubuk owns and operates, through its wholly-owned subsidiaries, Kubuk Investment SAC and Kubuk Gaming SAC, the Hotel Cinco Estrellas in Lima, Peru (also known as the Bruce Hotel and Casino), and owns all of the assets, licenses and other rights used in connection with the business of the Bruce Hotel and Casino. We closed the share exchange transaction on August 3, 2005, and Kubuk International, Inc. became our wholly-owned subsidiary.

Share Exchange Agreement

        Under the terms of the Share Exchange Agreement dated July 15, 2005, we agreed to acquire or cause one or more of our affiliates to acquire all of the outstanding capital stock and other equity interests of Kubuk from its Shareholders by issuing 19,250,000 shares of Chilco’s common stock as consideration on the terms and subject to the conditions set forth in the Share Exchange Agreement.

        Five new directors were appointed to our Board of Directors: Tom Liu, Wai Yung Lau, Jack Xu , Yong Yang and Sean Sullivan. Robert Krause resigned as a member of the Board of Directors. Following the Share Exchange transaction with Kubuk, our Board of Directors consists of six members — the newly appointed board members and Gavin Roy. Tom Liu was appointed as Chairman and Chief Executive Officer effective immediately upon closing. Mr. Sullivan resigned as a director on December 29, 2005.

Escrow Agreement

        Under the terms of the Share Exchange Agreement, our company along with Kubuk, the Shareholders, Tom Liu and David Liu (as Principal Shareholders) and an escrow agent were required to enter into an escrow agreement under which the Shareholders were required to place shares of common stock issued in the Share Exchange into escrow to satisfy certain obligations under the Share Exchange Agreement.

        In connection with the closing of the Share Exchange, Chilco, the Shareholders, the Shareholder Representative and Wasserman, Comden, Casselman & Pearson, LLP, as “Escrow Agent”, entered into an escrow agreement dated August 3, 2005.

        The parties agreed that we would place the following Exchange Shares in escrow, subject to release as follows:

Financing Transaction Escrow: The Shareholders will place an aggregate of 5,000,000 Exchange Shares into Escrow (the Shareholder Escrow Shares). The Shareholders and Chilco agreed that the Registration shall, and each of Tom Liu and David Liu (the Shareholder Principals) shall take all reasonable actions to, obtain the highest price per share of common stock, or any rights, options or warrants to purchase, or securities of any type whatsoever) issued by Chilco in connection with the Financing Transaction or Subsequent Financing Transaction shall be in excess of $1.00 per share (the Minimum Price Covenant). In addition, the Shareholders and Kubuk, jointly and severally, agreed that Kubuk would deliver audited financial statements of Kubuk (Kubuk Financials) to Chilco no later than the earlier of (i) 60 days after the Closing Date or (ii) the date that permits the filing of any registration statement required to be filed under the terms of the Financing Transaction (the Financial Statement Covenant). The Shareholder Escrow Shares will be released from escrow as liquidated damages for breach of either the Minimum Price Covenant and Minimum Price Covenant as follows:

(i)	if Minimum Price Covenant is breached, then the number of Shareholder Escrow Shares to be cancelled as liquidated damages shall be calculated as follows:

X = (A/B) - A

where:	X =	Number of Shareholder Escrow Shares Cancelled

A =	5,000,000

B =	Purchase Price Per Share

For the purposes of this Agreement, “Purchase Price Per Share” shall be determined based on completing the Financing Transaction to raise a minimum of $5,000,000 and is defined as cash consideration received or to be received by Chilco or the fair market value of any property received or to be received by Chilco (as shall be verified by Chilco’s independent accounting firm) for each Chilco Common Share issued or to be issued pursuant to exercise or conversion of any convertible or exchangeable security.

(ii)	if the Financial Statement Covenant is breached, then 360,000 Shareholder Escrow Shares were to be released and cancelled as liquidated damages and not a penalty for the breach of the covenant.

Co-Sale Escrow. The Shareholder Principals placed 1,250,000 Exchange Shares into escrow (referred to as the Co-Sale Escrow). Chilco shall use commercially reasonable efforts to permit the Shareholder Principals to offer and sale up to 1,250,000 Exchange Shares to investors on a co-sale basis, in one or more private transactions in connection with the Subsequent Financing Transaction; provided that Chilco has first raised $15,000,000 in the Subsequent Financing Transaction for Chilco. After Chilco has raised $15,000,000 in the Subsequent Financing Transaction, Chilco will not offer shares of its common stock for its own behalf until the Shareholder Principals have sold shares from the Co-Sale Escrow for proceeds of $5,000,000 or all of the shares are released from Escrow. The Shareholder Principals shall receive all of proceeds from the sale of the shares from the Co-Sale Escrow. The Escrow Agent shall release the shares from the Co-Sale Escrow: (i) to the purchasers of such shares and any remaining shares to the Shareholder Principals once the Shareholder Principals have sold shares for proceeds of $5,000,000; or (ii) to the Shareholder Principals if Chilco has not raised $15,000,000 in the Subsequent Financing Transaction prior to the third anniversary of the Closing Date.

Rightholder Escrow. The Shareholders will place an aggregate of 2,000,000 Exchange Shares (referred to as the Rightholder Escrow Shares) into the Rightholder Escrow. Kubuk has obligations to Nefilim Associates, LLC, a Massachusetts limited liability company, T Morgan LLC, a Delaware limited liability company, and Sean Sullivan, as the Rightholders, to issue capital stock of Kubuk or an entity acquired by or acquiring Kubuk upon satisfaction of certain conditions under the terms of Consulting Agreements dated May 9, 2005 with respect to Sean Sullivan, May 19, 2005 with respect to Nefilim Associates, LLC and June 1, 2005 with respect to T Morgan LLC. Exchange Shares were to be released from the Rightholder Escrow as follows:

(i)	the Escrow Agent shall release the Rightholder Escrow Shares to the Rightholders, if Chilco has raised a total of $5,000,000 in the Financing Transaction for Chilco within thirty (30) days of the Company delivering the Kubuk Financials to Chilco, subject to a redemption and cancellation right by Chilco with respect to sixty percent (60%) of the Rightholder Escrow Shares, if Chilco has not raised a total of $5,000,000, $10,000,000, $15,000,000 and $20,000,000 (which amount shall include the proceeds paid to the Shareholder Principals under the co sale rights), in the Subsequent Financing Transaction for Chilco within six (6) or twelve (12) months from the Closing Date; and

(ii)	the Escrow Agent shall release one hundred percent (100%) of the Rightholder Escrow Shares to Chilco for cancellation if Chilco has not raised a total of $5,000,000 in the Financing Transaction for Chilco within thirty days of Chilco delivering the Kubuk Financials to Chilco.

        We failed to raise $5,000,000 in the Financing Transaction for Chilco within thirty days of delivering the Kubuk Financials to Chilco and the 2,000,000 Rightholder Escrow Shares were returned and cancelled.

Share Contribution Agreement

        Under the terms of the Share Exchange Agreement, Chilco, Kubuk and the Shareholders agreed that Chilco shall have 2,200,000 shares of common stock issued and outstanding immediately prior to the closing of the Share Exchange.

        In connection with the Share Exchange, Chilco and Mr. Roy entered into a Share Contribution Agreement dated effective as of August 3, 2005, under which Mr. Roy contributed an aggregate of 3,564,000 shares of Chilco’s common stock to Chilco as a Capital Contribution. Former officers and directors, contributed a total of 400,000 shares of common stock: Robert Krause contributed 200,000 shares and Thomas Brady contributed 200,000 shares. Chilco accepted Mr. Roy’s capital contribution and the cancellation of shares by Mr. Krause and Mr. Brady and cancelled 3,964,000 shares of common stock. No consideration was paid to Mr. Roy in connection with the contribution and cancellation of the shares.

Stock Subscription Agreement

        Under the terms of the Share Exchange Agreement, Chilco, Kubuk and the Shareholders agreed that Chilco would satisfy certain debt obligations prior to the closing of the Share Exchange. Chilco borrowed certain funds from lenders pursuant to bridge loans in the amount of $100,000 to satisfy certain current liabilities due immediately prior to Closing. The Lenders and Chilco agreed to convert the bridge loans into shares of common stock of Chilco at $2.00 per share.

        Chilco and the Lenders entered into stock subscription agreements under which Chilco issued 50,000 shares of common stock to the Lender in full satisfaction of the Bridge Loans.

Subsidiaries

        We manage our business through our wholly-owned subsidiaries.

History of the Bruce Hotel and Casino

        Prior to the closing of the Share Exchange transaction, Kubuk, through its wholly-owned subsidiaries, Kubuk Investment S.A.C. and Kubuk Gaming S.A.C., owned all of the assets of and operated the Bruce Hotel and Casino. Kubuk acquired the Bruce Hotel and Casino from Bruce Grupo Diversion S.A.C., a corporation owned and controlled by David Liu. Bruce Grupo Diversion S.A.C. operated the Bruce Hotel and Casino since 2002. The Bruce Hotel and Casino has been in operation since 1997.

        The Bruce Hotel and Casino is located Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima, approximately 30 minutes from Jorge Charvez International Airport in the heart of Miraflores. The Bruce Hotel and Casino is a “destination” hotel location for visitors traveling to the Republic of Peru, particularly those from the People’s Republic of China. The Bruce Hotel and Casino business consists of a hotel, restaurants, a gaming casino and real property. Prior to signing the Share Exchange Agreement, we developed a plan to expand, renovate and modernize the current facilities of the Bruce Hotel and Casino and temporarily suspended the operation of the gaming room in February 2005 and operation of the restaurant and slot room in November 2005. We intend to raise capital to fund the expansion, renovation and modernization of the Bruce Hotel and Casino.

Acquisition of the Bruce Hotel and Casino from Bruce Grupo Diversion S.A.C.

        On August 4, 2001, Bruce Grupo Diversion S.A.C. and Kubuk Investment S.A.C. entered into a sale and purchase agreement of the real property at Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima. The 14 story building which is the location of the Bruce Hotel and Casino was contributed into Kubuk Investment S.A.C. The sale and purchase agreement was registered into the Public Records of Lima, and was notarized by Dra. Maria Soledad Pérez Tello. The purchase price was $2,904,000 and was divided into five quotas after the initial payment of $400,000. The entire quota was paid off on May 21, 2005.

        In Febuary of 2005, Bruce Grupo Diversion S.A.C. and Kubuk Investment S.A.C. entered a sale and purchase agreement of the real property at Jirón Francisco Bolognesi # 155-191 in the Miraflores District, Province and Department of Lima; the 7 story building along with parking garage was the location of Bruce Grupo Diversion S.A.C. and was contributed into Kubuk Investment S.A.C. The sale and purchase agreement was registered into the Public Records of Lima, and was notarized by Dr. Fredy Cruzado Rios. The purchasing price was $400,000 and was paid in full.

        The personal property and movable property necessary for the operation of a hotel and casino were transferred to Kubuk Investment and Kubuk Gaming in 2005.

        On June 15, 2005, all of the issued and outstanding shares of capital stock of Kubuk Investment S.A.C. and Kubuk Gaming S.A.C. were acquired by Kubuk Investment S.A.C. in a share exchange by which the stockholders of Kubuk Investment and Kubuk Gaming acquired the voting common stock of Kubuk International in exchange for the common stock of Kubuk International pursuant to Internal Revenue Code Section 368(a)(1)(B).

        On July 1, 2005, the Peruvian gaming authority (MINCETUR) issued a gaming license to Kubuk Gaming S.A.C.

Bruce Hotel and Casino Business

        The Bruce Hotel and Casino is located at Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima, approximately 30 minutes from Jorge Charvez International Airport in the heart of Miraflores. The Bruce Hotel and Casino is a “destination” hotel and casino location for visitors traveling to the Republic of Peru and caters to visitors from the People’s Republic of China.

        The Bruce Hotel and Casino is a full-service hospitality facility with standard and premium lodging accommodations (rooms and suites). In addition, the hotel encompasses several dining facilities and a full-featured Gambling Casino with traditional gaming tables and slot machines.

        Hotel: The Bruce Hotel and Casino is a 60-room full-service hospitality facility with standard and premium lodging accommodations (rooms and suites) and dining facilities. The amenities include guest suites and rooms, sauna, air conditioning, mini-bar, telephone, hair dryer, wake-up service/alarm-clock, radio, satellite TV and safe deposit boxes. The hotel can accommodate 200 guests. In addition, the hotel offers a gaming room, meeting/banquet facilities and a barber/beauty shop. The room fare ranges from $70 for a standard room to $95 for an executive suite.

        The Miraflores District is one of the most important financial and commercial centers of Lima and approximately 20 minutes from the historical center of Lima. The Bruce Hotel and Casino is supported by urban infrastructure, such as asphalt roads, concrete sidewalks, city water and sewage, public electricity and garbage collection and phone lines. The Bruce Hotel and Casino is located on commercial property and is located on a major thoroughfare.

        Restaurants: The Bruce Hotel and Casino features two full-service restaurants serving Chinese and international cuisine. The restaurants seat 200 guests, respectively. The Bruce Hotel and Casino holds a retail liquor license. The restaurants were closed for renovation in November 2005.

        Gaming Casino: The gaming casino is a full-featured casino with 20 traditional gaming tables (blackjack, roulette, craps and poker) and approximately 220 slot machines. The casino is located on the second floor of the Hotel and is approximately 622 square meters. The casino features two full bars, VIP area and can accommodate 300 guests.

        The gaming casino operates under a gaming license issued to Kubuk Gaming SAC by the Republic of Peru. The gaming casino is currently closed for remodeling and is scheduled to reopen to the public in the fourth quarter of 2005.

        Slot Room: The slot room is located on the first floor of the Hotel next to the lobby. The slot room features 212 slot machines and can accommodate approximately 300 guests. The slot room was closed for renovation in November 2005.

        Real Property: Kubuk owns all of the real property and assets used in the operation of the Bruce Hotel and Casino. The property consists of one seven-story building and one fourteen-story building that are physically connected and have been configured for use as a hotel, casino and office space. The property also includes a parking garage. Kubuk owns all of the fixtures, improvements, systems, furniture, gaming machines and gaming tables and the other contents currently used in the business of the Bruce Hotel and Casino. See. “Description of Property” below.

        The renovation of our casino, slot room and restaurants are expected to be completed in the last half of 2006, assuming financing is available. We expect to raise an additional $5 million in 2006 to complete the renovations.

Regulation and Licensing

        Hotel: The Bruce Hotel and Casino maintains a Five Star Hotel license issued by the Ministry Of External of Commerce and Tourism Assistant Ministry of Tourism National Office of Tourism Development.

        Gaming Regulations: The ownership and operation of casino gaming facilities are subject to extensive regulations by the National Bureau of Tourism of the Department of Foreign Trade and Tourism (the “Tourism Bureau”). We are required to obtain and maintain a gaming license to conduct gaming. The limitation, conditioning or suspension of our gaming license could (and the revocation or non-renewal of gaming license, or the failure to reauthorize gaming would) materially adversely affect our operations. In addition, changes in law that restrict or prohibit our gaming operations could have a material adverse effect on us.

        In general, issuance of gaming license require the following:

        (a)        The exploitation of slots machines or casino must be complementary to tourism activity. Therefore, it impossible to operate casino and slots machines, without a hotel or a restaurant as principal activity. By regulations, the casino and slot machines must be within a 5 star rating hotel or a 5 fork rating restaurant if located in the country’s capital city of Lima.  Outside of Lima, casinos can be in three- or four-star hotels or resorts and at five-star restaurants.

        (b)        The principal shareholders must demonstrate economic solvency and moral suitability in order to operate casino and slot machines. A series of background checks must be conducted before the issuance of the license.

        (c)        The Peruvian law demands the delivery of a letter deposit before the operation of the rooms. For the room of slot machines the letter deposit will be equal to one thousand dollars for every slot machine. In the case of the casino, the deposit will be equal to five hundred thousand dollars.

        (d)        There are restrictions for the geographical location of gaming activities. The location of the operation needs to be 150 meters away from churches, educational institutions, barracks and hospitals.

        Licenses are valid for five years and renewable based on the above criteria.

        Gaming License: Gaming licenses are issued under Law No. 27155, “Law that Regulates the Exploitation of Casino Games and Slot Machines”, which grants the National Bureau of Tourism the administrative powers to authorize related to the application of said Law, which states in subsection a) article 25, that the National Bureau of Tourism has the powers to issue and revoke authorizations for the exploitation of casino games.

        Kubuk Gaming, SAC holds a license No. 060-MINCETUR/VMT/DNT, pursuant to the Tourism Bureau’s Director Resolution issued on July 1, 2005. Under this license, the Bruce Hotel is authorized to operate twenty-one (21) gaming tables featuring Black Jack, Roulette American Style, Roulette French Style, Pal Gow Polar, Punto and Banca, Craps and Caribbean Poker. In addition, the Bruce Hotel and Casino operates 220 slot machines. This license is valid for five years.

        Kubuk Gaming, SAC holds a second license No. 145-MINCETUR/VMT/DNT pursuant to the Tourism Bureau’s Director Resolutions issued on July 1, 2005. Under this license, the Bruce Hotel is authorized to operate 212 slot machines and 93 “read-only” game programs. This license expires on April 27, 2009.

        Taxation: The Bruce Hotel and Casino is subject to regulatory, legal, tax or ancillary government oversight of the Federal Republic of Peru. Net profits derived from the operations of Kubuk Investment SAC and Kubuk Gaming SAC are subject to taxation at the federal, state and local levels. The Federal Republic of Peru imposes a 12% fixed gaming tax on the total amount of all wagers made by players less all payments received by such players. We also collect a 19% (IGV) sales tax from the consumers of the hotel, restaurant, and sauna. The corporate tax is charged at 30% of total income. If Kubuk Gaming SAC or Kubuk Investment SAC totally or partially distributes its profits (utilidades), an additional rate of 4.1% will be imposed on the distributed amount, provided that the company actually distributes its profits (utilidades) in cash or in kind.

Competition

        The gaming industry, including the development, operation and management of casinos, racetracks and other types of gaming facilities, is highly competitive, especially given the rapid rate at which the industry is expanding.  For example, we compete with a number of gaming facilities of varying quality and size, including gaming facilities that are more established and have more resources, along with other forms of gaming and entertainment.  Many competitors have available to them substantially greater financial and personnel resources than us. Competition in the future may also be affected by overbuilding which can adversely affect patronage levels. Given the current regulatory climate and limited number of new gaming opportunities, it is likely that competition in our industry will intensify in the future.

        We compete with six local casinos — Casino Golden Palace, Casino La Hacienda, Casino Majestic, Casino Sheraton, Casino Los Delfines, Casino Miraflores. Bruce Casino is the second largest casino, and the only one with 100% ownership to the hotel and restaurants and other related installations.

Marketing

        Latin America is the home to over 525 million people and is growing at an average of 1.42% per year. Latin America is also becoming a key potential tourism destination for business and leisure travelers, which is benefiting its local growing gaming markets. Latin America’s travel and tourism industry was expected to generate 2.6 per cent of GDP and experience a total 2.6 per cent real growth in 2003, and 5.4 per cent in 2004. The entire Latin American gaming industry is estimated to have an effective gambling turnover exceeding $40 billion. We will attempt to attract tourists to Latin America through a campaign in cooperation with the Ministry of External Commerce and Tourism.

        We estimate that land-based casinos constitute a more than $2.5 billion per year industry in Peru. We believe that there are over 50,000 gaming machines and 180 gaming tables in Peru. The Bruce Hotel and Casino attracts customers to its casino by designing and implementing marketing and promotional programs for local residents, tourists and visitors. We place significant emphasis on attracting local residents and seek to maintain a strong local identity by engaging in promotion, primarily by direct mailing and posting flyers.

        Approximately 70% of our hotel guests are visitors from the People’s Republic of China. We target tourist from the People’s Republic of China through marketing programs, including special rate programs for travel agents and promoters. With a population of 1.3 billion people, China boasts some 20 million people with million-dollar fortunes and 100 million wealthy citizens with money to travel, according to Argentina’s trade group Feghra. The number of Chinese tourists could rise to 100 million in 2020, according to the World Tourism Organization.

        In the year 2002 all Chinese citizens with a government issued work passport could fly to the Republic of Peru without any additional Visa requirements. This ease of travel prompted a tremendous number of visitors to the Republic of Peru from the People’s Republic of China and provided a high level of occupancy and high casino gaming revenues for the Bruce Hotel and Casino.

        In 2003 the government of the People’s Republic of China ceased issuing work passports to its citizens and in doing so made it a requirement to secure a visa to travel to the Republic of Peru. The visa requirement significantly curtailed the number of travelers from the People’s Republic of China to the Republic of Peru and the financial results of the Bruce Hotel and Casino suffered from reduced hotel occupancy and reduced casino gaming revenues.

        In November 2004, China included Peru on its Approved Destination Status list. This means that Chinese are able to travel more easily as part of organized group and that Peruvian travel agents can advertise and promote tourism inside China. We anticipate that the number of Chinese citizens visiting the Bruce Hotel and Casino will increase as Chinese citizens take advantage of the easing of travel restrictions to the Republic of Peru.

Employees and Labor Relations

        As of January 31, 2006, we had 48 full time employees. Prior to temporary closure of the casino for renovation, the Bruce Hotel and Casino employed approximately 170 full time employees.

        None of the Bruce Hotel and Casino employees are members of a union. We are not a party to any collective bargaining agreement. We are subject to certain federal and local safety and health, employment and environmental laws, regulations and ordinances that apply to non-gaming businesses generally. Individual workers choose one of two alternative social security and pension plans. Under both, the employer pays 9% of the worker’s monthly wage for social security (health benefits). We have not made, and do not anticipate making, material expenditures with respect to such regulations.

        We believe that the Bruce Hotel and Casino has good relationships with its employees.

REPUBLIC OF PERU

Government

        The Toledo administration has continued to suffer political setbacks. In response to this, on February 25, 2005, President Toledo announced a change in the composition of the cabinet. Carlos Gamarra was replaced by Eduardo Salhuana as Justice Minister; Javier Neves was replaced by Juan Sheput as Labour Minister; Alfonso Velasquez was replaced by David Lemor as Production Minister; and Alvaro Quijandria was replaced by Manuel Manrique as Agriculture Minister.

The Economy

        Peru’s gross domestic product, or GDP, grew by 4.8% during 2004, compared to 4.0% in 2003. All sectors experienced positive growth rates with the exception of agriculture, which was negatively affected by a severe drought in the northern coast of Peru that mainly affected rice and sugar cane production.

        Fishing grew by 30.5% in 2004, recovering from the decrease in 2003 of 12.5%, while non-primary manufacturing grew by 7.2%, followed by 4.8% in wholesale and retail trade, 4.7% in construction and other services and 4.6% in electricity and water.

        In April 2005, GDP increased by 6.4%, as compared to the GDP in April 2004, which grew 3.4% as compared to the GDP in April 2003. This rise in GDP growth was largely a result of growth in the non-primary sector, mainly the non-primary manufacturing and construction sectors, which increased 9.3% and 10.6%, respectively, between May 2004 and April 2005. [NTD: Update]

        According to preliminary figures, during the first quarter of 2005, Peru’s GDP expanded by 5.4%, as compared to 4.8% in the first quarter of 2004, following an increase of 6.6% during the fourth quarter of 2004. Growth in the first quarter of 2005 continued to be driven by the external sector as real exports grew by 19.9%, and domestic demand, which grew by 4.4%, also had an increasingly important role. Exports continued to grow for both traditional and non-traditional products.

        Traditional exports that increased included zinc, copper, molybdenum, fishmeal and coffee, offsetting reduced exports of gold. Non-traditional exports grew 25%, led by textiles, especially knitted garments for the United States market, chemicals, agriculture and livestock and fish products.

        Private investment has been growing since the third quarter of 2002 due to a stable macroeconomic environment, allowing firms to enlarge production capacity to respond to increasing levels of domestic consumption. During the first quarter of 2005, private investment grew by 7.7% and private consumption increased by 4.0% as compared to an increase of 3.1% in the same period in 2004, national income grew 6.8% and employment grew 3.9%.

        On the supply side, the most dynamic sector was non-primary manufacturing, followed by services, electricity and water and agriculture, as shown in the next table.

        The following table sets forth the distribution of GDP in the Peruvian economy, indicating for each sector its annual growth rate for the periods indicated, in each case as compared to the corresponding period in the previous year.

DESCRIPTION OF PROPERTY

        Kubuk Investment SAC owns all of the real property used in the operation of the Bruce Hotel and Casino. The real property consists of two parcels:

300 square meter parcel: Edificio Bolognesi 171, according to the Public Record in presence of the Notary Public, Oscar Leytón Zarate, dated November 26, 1996, registered in File number 1646871 (Ficha número 164871, Asiento 1-c) of the Public Buildings Registry of Lima.

900 square meter parcel: Edificio Bolognesi 191, according to the Public Record in the presence of Notary Public, Fidel D’jalma Torres Zevallos, dated August 7, 1996, registered in File numbers 1119538 to 1119540; 1119553 to 1119563;1119546 to 1119552; 1119882, 1119542, 1119564 to 1119566, 1119595 to 111602, 1119591 to 1119594; 1119543, 1119544 and 1119603 of the Public Buildings Registry of Lima.

        The Bruce Hotel and Casino is housed in two buildings: one seven-story building with approximately 1950 square meters and one fourteen-story building with approximately 7,250 square meters that are physically connected and have been configured for use as a hotel, casino and office space. The property also includes a parking garage for 20 cars. There is plenty of off-street parking.

        Kubuk owns all of the fixtures, improvements, systems, furniture, gaming machines and gaming tables and the other contents currently used in the business of the Bruce Hotel and Casino.

        We do not own any real property for investment purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

        This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis the company reviews its estimates and assumptions. The estimates were based on historical experience and other assumptions that the company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but the company does not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies the company believes are most important to the presentation of its financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

Explanatory Note on Financial Statements

        The audited consolidated financial statements and interim unaudited financial statements included in this prospectus have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The interim unaudited financial statements are in condensed format and certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position as of September 30, 2005, and our results of operations and cash flows for the nine-month period ended September 30, 2005. The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results for a full-year period. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in our Annual Audit for the year ended December 31, 2004.

        Following the Share Exchange, Kubuk International, Inc. became a wholly-owned subsidiary of Chilco. Prior to the Share Exchange, Chilco had no substantial assets and only nominal operations. Accordingly, the transaction is treated as a reverse acquisition of Chilco and has been accounted for as a recapitalization rather than a business combination. The historical financial statements of Kubuk International, Inc. are deemd to be the historical statements of the Chilco River Holdings, Inc.

        Due to the effect of the Share Exchange Agreement and the significance of our operations, the “development stage” status of Chilco is no longer in effect. With our current status, the development stage disclosures are no longer required. Historical results of operations for our company may differ materially from future results.

Plan of Operation

        We intend to continue the operations of the Bruce Hotel over the next twelve months and reopen the Bruce Casino in the last half of 2006. The Bruce Hotel and Casino is located at Jirón Francisco Bolognesi # 171-191 in the Miraflores District, Province and Department of Lima, approximately 30 minutes from Jorge Charvez International Airport in the heart of Miraflores. The Bruce Hotel and Casino is a “destination” hotel and casino location for visitors traveling to the Republic of Peru and caters to visitors from the People’s Republic of China.

        The Bruce Hotel and Casino is a full-service hospitality facility with standard and premium lodging accommodations (rooms and suites). In addition, the hotel encompasses several dining facilities and a full-featured gambling casino with traditional gaming tables and slot machines. Except for the hotel, all of the gaming, slot machine and restaurant facilities are closed for renovation and are not expected to reopen until the last half of 2006.

        Satisfaction of cash obligations for the next twelve months. We intend to use a combination of available cash and additional financing to meet obligations over the next twelve months. We intend to secure financing in the amount of $5,000,000 in one or more transactions as soon as practicable on terms acceptable to us. We intend to use the proceeds from these transactions, if any, to expand, renovate and modernize the current facilities of the Bruce Hotel and Casino. As of January 31, 2006, we raised approximately $2,000,000, we have allocated $1,000,000 of the proceeds of the offering to renovate our casino floor and $1,000,000 toward marketing efforts to promote our business. We expect to fund the remaining cash requirement of the renovation and acquisition of new equipment through additional capital infusions, including the proceeds from the exercise of the Class A warrants, if any, and future offerings. We currently have no firm commitments with respect to additional financing, and cannot assure you that such financing will be available.

        Summary of any product research and development that we will perform for the term of the plan. We do not anticipate undertaking any product research and development during the next 12 months.

        Expected purchase or sale of plant and significant equipment. Prior to the completion of renovation and reopening of the gaming room, we will have to acquire additional gaming equipment and hotel furniture.

        Significant changes in number of employees. We anticipate that we will hire approximately 50 to 70 employees during the next twelve months prior to reopening our casino, slot room and restaurant in the second half of 2006, assuming adequate financing is available.

Results of Operations for the Nine and Three Months Ended September 30, 2005 and 2004.

        We had revenues of $3,758,818 during the nine months ended September 30, 2005, compared to revenues of $8,897,409 during the same period in 2004. We had revenues of $1,097,123 during the three months ended September 30, 2005, compared to revenues of $2,245,038 during the same period in 2004. Overall revenues were down 57.8% for the nine month comparative periods and 38% for the three month comparative periods. The lower revenues during the nine and three month periods in 2005 compared to 2004, was a direct result of the closure of the casino floor of the Bruce Hotel and Casino in February 2005 for renovation. In November 2005, we suspended operation of the restaurant and slot room for remodeling and expect our revenues to decrease on a period-to-period basis until these areas of the Bruce Hotel and Casino are reopened for business. We began renovations to our casino floor, slot room and restaurants and expect to reopen these facilities in the last half of 2006, assuming adequate funding is available.

        Operating expenses during the nine and three months ended September 30, 2005, were $2,110,569 and $778,212, respectively, compared to $3,016,017 and $832,241, respectively, for the same periods in 2004. We reduced our staff by 66% after closing our casino, slot room and restaurants and reduced non-essential expenses. We expect operating expenses to be lower than in historical periods as a result of these reductions.

Consequently, income from operations for the nine month and three month periods ended September 30, 2005 was $1,648,249 and $318,911, respectively, compared to $5,881,392 and $1,412,797, respectively, for the same periods in 2004. Income from operation. as a percentage of revenue for the nine month and three month periods ended September 30, 2005 was 43.85% and 29.07%, respectively, compared to 62.1% and 62.93%, respectively, for the same periods in 2004. The lower income from operations during the nine and three month periods in 2005 compared to 2004, was a direct result of the closure of the casino floor of the Bruce Hotel and Casino in February 2005 for renovation. We expect our revenues and income to decrease on a period-to-period basis until the casino floor, slot room and restaurant of the Bruce Hotel and Casino are reopened for business, and we anticipate we may incur losses during the first half of 2006.

        Net income, after other income and expenses, was $1,144,026 ($0.05 per share) for the nine month period ended September 30, 2005 and $189,036 ($0.01 per share) for the three months ended September 30, 2005, compared to $4,139,698 ($0.21 per share) for the same nine month period and $996,730 ($0.05 per share) for the three months in 2004. Our provisions for income taxes were $534,228 and $127,170 for the nine and three month periods ended September 30, 2005, respectively, and $2,004,494 and $482,629 for the nine and three month periods ended September 30, 2004, respectively, which were the primarily adjustments affecting net income.

        We had a gain on foreign currency translation of $715,570 during the nine month period ended September 30, 2005, compared to a $492,478 gain during the same period in 2004. We had a loss on foreign currency translation of $466,005 during the three month period ended September 30, 2005, compared to a $220,054 gain during the same period in 2004.

        Our revenues during the periods after the closure of the casino floor in March 2005 were principally derived from hotel, restaurant and slot machine revenues. We do not anticipate that revenues will return to historical levels until the renovation of the casino floor is completed. We have several fixed costs related to operations, which resulted in higher operating expenses and lower operating revenue as a percentage of sales. We anticipate that expenses as a percentage of sales will remain at approximately the same level until the casino floor is fully operational. We are currently seeking to raise approximately $5 million in capital to expand, renovate and modernize the current facilities of the Bruce Hotel and Casino. We have no firm commitments to raise such capital to complete such renovations and cannot assure you that such financing will be available on acceptable terms, if at all. During the temporarily closure of the gaming and restaurant operations, we will rely heavily on the revenue from the hotel operations of the Bruce Hotel and Casino’s to fund our working capital requirements and certain costs related to the renovation. Prior to the closure of our gaming and restaurant operations, our hotel operations constituted approximately 10% of our revenues. The closure of our gaming and restaurant operations is expected to have a material impact on the results of operations. However, we anticipate that the renovation will improve historical revenues and profitability when complete.

Liquidity and Capital Resources

        Prior to the acquisition of the Bruce Hotel and Casino, our company, as a development company, relied upon outside funding to support our continued operations. After completing the acquisition, we believe we have sufficient cash flows from operations to fund our working capital requirements. However, we plan on completing a comprehensive renovation of the Bruce Hotel and Casino to improve our results of operations and will require additional capital to complete the remodel of the casino and resume operations of the casino floor. We raised $2,000,000 during the fourth quarter ended December 31, 2005, and we are currently seeking to raise approximately $5 million in additional capital. We have no firm commitments for such financing and cannot assure you that such financing will be available on acceptable terms, if at all.

        Cash flow from operations during the nine months ended September 30, 2005, were significantly lower than cash flow from operations during the same period in 2004. Our revenues during the periods after the closure of the casino floor in February 2005 were principally derived from hotel, restaurant and slot machine revenues. In November 2005, we closed our slot room and restaurant for renovation and reduced our staff levels and operating expenses significantly. During the temporarily closure of the gaming and restaurant operations, we will rely heavily on the revenue from the hotel operations of the Bruce Hotel and to fund our working capital requirements and certain costs related to the renovation. Prior to the closure of our gaming and restaurant operations, our hotel operations constituted approximately 10% of our revenues. We do not anticipate that revenues will return to historical levels until the renovation of the casino floor, slot room and restaurant is completed. We have several fixed costs related to operations, which resulted in higher operating expenses and lower operating revenue as a percentage of sales. We anticipate that our cash flow from operations will decrease by approximately 10% during the fourth quarter of 2005, compared to 2004, and remain at that level until the casino floor, slot room and restaurant is fully operational. We expect to reopen our casino floor, slot room and restaurants in the last half of 2006, assuming we raise sufficient capital to complete the renovations.

        As of September 30, 2005, we had current assets of $1,203,182, including cash and cash equivalents of $1,082,577, and current liabilities of $121,643. We had working capital of $1,081,539. We had long-term debt of $127,500. We believe that our cash flow from operation of the Bruce Hotel and working capital will be sufficient to fund our cash requirements for the next twelve months, assuming revenues from the Bruce Hotel remain consistent with historical levels. We plan to raise approximately $5 million to fund the renovation of our casino floor, slot room and restaurants.

Off-Balance Sheet Arrangements

        We had no off-balance sheet transactions.

Subsequent Events

Cancellation of 2,000,000 Escrowed Shares

        Subsequent to September 30, 2005, we issued a notice of default under the terms of the Escrow Agreement related to an aggregate of 2,000,000 shares of common stock placed into escrow in connection with the Share Exchange. Kubuk International, Inc. had obligations to Nefilim Associates, LLC, a Massachusetts limited liability company, T Morgan LLC, a Delaware limited liability company, and Sean Sullivan to issue capital stock of Kubuk or an entity acquired by or acquiring Kubuk upon satisfaction of certain conditions under the terms of Consulting Agreements dated May 9, 2005 with respect to Sean Sullivan, May 19, 2005 with respect to Nefilim Associates, LLC and June 1, 2005 with respect to T Morgan LLC. Under the terms of the Share Exchange, the shareholders of Kubuk agreed to place the shares into escrow to satisfy the obligations of Kubuk under the Consultant Agreements.

        We failed to raise a total of $5,000,000 in financing within thirty days of receiving the Kubuk audited financial statements, which resulted in a the release of the escrowed shares. The 2,000,000 shares were tendered to our company for cancellation and cancelled.

Unit Private Placement to Raise $2 Million

        On December 17, 2005, our Board of Directors authorized an initial direct private placement offering of Units at $1.50 per Unit to raise approximately $2,000,000 under the terms of a Unit Purchase Agreement. Each Unit consists of one share of common stock, and a Class A Warrant exercisable at $2.00 per share for one year from the date of Closing. Under the terms of the Unit Purchase Agreement, we are required to use $1 million from proceeds from the offering to renovate the casino floor of the Bruce Hotel and Casino and $1 million for marketing and business development. We also granted the investors registration rights and agreed to file a resale registration statement with the Securities and Exchange Commission within 60 days of the closing date of the private placement. If we failed to file the registration statement within 60 days, we agreed to pay the investors liquidated damages equal to 2% of the number of shares of common stock issued to the investor in the private placement for each month we are in default. We also agreed not to offer and sell shares of common stock or common stock equivalents for a period of 120 days following the effectiveness of the registration statement, except for certain specified transactions, including an offer and sale of up to 2,000,000 shares of common stock at $1.50 per share. The private placement was made to non-U.S. persons in off-shore transactions in reliance upon the exemption from registration available under Rule 903 of Regulation S of the Securities Act and one accredited investor in the United States pursuant to an exemption available under Section 4(2) of the Securities Act.

        We issued 1,365,667 Units to raise gross proceeds of $2,048,500.

Marketing Agreement

        On December 29, 2005, we entered into a Marketing Services Agreement with Parker Communication Corporation, a Delaware corporation, under which we retained Parker to provide marketing services related to developing and implementing a marketing campaign. We agreed to pay Parker service fees of up to $765,000.

Parker will prepare marketing materials and direct mail marketing pieces and assist us in developing a marketing program to develop our business.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Inflation

        We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition. There has been no statutory inflation adjustment in Peru during fiscal year 2005.

Critical Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Fair value of financial instruments

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2005. The respective carrying value of certain on-balance sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and notes payable. Fair values were assumed to approximate carrying values for cash, payables and notes payable because they are short term in nature and their carrying amounts approximate fair values as they are payable on demand.

Impairment of long lived assets

        Long lived assets held and used by us are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at June 30, 2005.

Income taxes

        We follow Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements

        In December, 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment, which is a revision of SFAS No.123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for us in the first interim or annual reporting period beginning after December 15, 2005.

Going concern

        The accompanying financial statements have been prepared assuming that we will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. We are in the development stage and, accordingly, have not yet generated any significant revenues from operations. Since its inception, we have been engaged substantially in financing activities and funding its oil and gas endeavors while incurring substantial costs and expenses.

        Our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should we be unable to recover the value of our assets or satisfy our liabilities.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) of the National Association of Securities Dealers, Inc. under the symbol “CRVH.”  The OTC Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current “bids” and “asks” as well as volume information. The OTC Bulletin Board is not considered a “national exchange.”

        Quotation of our common stock on the OTCBB began March 16, 2005.  The market for shares in our common stock is limited because only a small number of our outstanding shares are available for trading in the public market. Our trading price has ranged from $0.05 to $3.25 from March 16, 2005 through August 5, 2005.

        The high and low bid quotations of our common stock on the OTC Bulletin Board as reported by the NASD were as follows:

Period	Low	High	Volume

2005 March 16, 2005 through June 30	$0.125	$1.00	1,249,000
Third Quarter	$ 1.00	$2.75	456,092
Fourth Quarter	$ 2.25	$2.50	652,000

        The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

        As of February 16, 2006, the closing bid quotation for our common stock was $2.65 per share as quoted by the NASD OTCBB.

        As of February 14, 2006, we had 21,815,667 shares of common stock issued and outstanding, held by ? registered shareholders. [NTD – Obtain this from the transfer agent]

Dividends

        We have not declared or paid any cash dividend on our common stock.

Submission of Matters to a Vote of Security Holders

        We have not submitted any matters to a vote of our shareholders during the years ended December 31, 2004 or 2005.

TRANSFER AGENT AND REGISTRAR

        Our registrar and transfer agent for our common shares is Pacific Stock Transfer Company located at 500 East Warm Spring Road, Suite 240, Las Vegas, Nevada 89119.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares by the selling shareholders.

LEGAL MATTERS

        The law firm of Woodburn and Wedge, Reno, Nevada has acted as our counsel by providing an opinion on the validity of the securities.

EXPERTS AND CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

                Effective on or about July 15, 2005, we terminated the services of our principal independent auditor, Manning Elliott, Chartered Accountants of Vancouver, British Columbia.

                No adverse opinion or disclaimer of opinion was issued by Manning Elliott, and no opinion of Manning Elliott was qualified or modified as to uncertainty, audit scope or accounting principles.

                The change in auditor was recommended and approved by our Board of Directors.

                During the fiscal year ended December 30, 2004 and any interim period preceding such dismissal, we were not aware of any disagreements with Manning Elliott on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Manning Elliott, would have caused it to make references to the subject matter of the disagreement(s) in connection with its report.

                We are not aware of any reportable events (as defined in Item 304 (a) (1) (B) of Regulation S-B) that have occurred during the two most recent fiscal years and the interim period preceding the dismissal of Manning Elliott.

                We engaged Mantyla McReynolds, LLC, Salt Lake City, Utah as our new principle independent accountant effective on or about July 15, 2005, to audit our financial records. During the two most recent fiscal years and the interim period preceding the appointment of Mantyla McReynolds, we have not consulted Mantyla McReynolds regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that we considered an important factor in reaching a decision as to the accounting or financial reporting issue; or any matter that was either the subject of a disagreement or event (as defined in Regulation S-B, Item 304(a)(1)(B)).

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form SB-2 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for Fiscal Year Ending December 31, 2004 of Chilco River Holdings Inc.	F-2 – F-10

Audited Financial Statements for Fiscal Year Ending December 31, 2004 for Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC	F-11 – F-25

Chico River Holdings, Inc. and Kubuk International, Inc., Formerly Bruce Grupo Diversion Sac Unaudited Proforma Condensed Combined Financial Statements	F-26 – F-30

Unaudited Condensed Consolidated Financial Statements for Period ended September 30, 2005 for Chilco River Holdings Inc.	F-31 – F-36

AUDITED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDING DECEMBER 31, 2004
OF CHILCO RIVER HOLDINGS INC.

_________________

Independent Auditor’s Report

To the Board of Directors and Stockholders of
Chilco River Holdings Inc. (An Exploration Stage Company)

We have audited the accompanying balance sheets of Chilco River Holdings Inc. (An Exploration Stage Company) as of December 31, 2004 and December 31, 2003 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2004 and for the period from May 8, 2003 (Date of Inception) to December 31, 2003 and accumulated for the period from May 8, 2003 (Date of Inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Chilco River Holdings Inc. (An Exploration Stage Company) as of December 31, 2004 and December 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the period from May 8, 2003 (Date of Inception) to December 31, 2003 and accumulated for the period from May 8, 2003 (Date of Inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated profitable operations since inception and will need additional equity financing to begin realizing its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ “Manning Elliott”

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 3, 2005

Chilco River Holdings Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	December 31,	December 31,
	2004	2003
	$	$

ASSETS

Current Assets

Cash	2,986	37,266
Prepaid expenses	87	–

Total Assets	3,073	37,266

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities

Accounts payable	8,264	50
Accrued liabilities	10,464	12,239

Total Liabilities	18,728	12,289

Commitments and Contingencies (Notes 1 and 4)

Stockholders’ Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value
3,032,000 shares issued and outstanding	3,032	3,032

Additional Paid in Capital	48,018	48,018

Donated Capital (Note 3)	20,000	8,000

Deficit Accumulated During the Exploration Stage	(86,705)	(34,073)

Total Stockholders’ Equity (Deficit)	(15,655)	24,977

Total Liabilities and Stockholders’ Equity (Deficit)	3,073	37,266

(The accompanying notes are an integral part of the financial statements)

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	From		From
	May 8, 2003		May 8, 2003
	(Date of Inception)	Year ended	(Date of Inception)
	to December 31,	December 31,	to December 31,
	2004	2004	2003
	$	$	$

Revenue	–	–	–

Expenses

Interest and bank charges	368	287	81
Licenses, dues and fees	2,662	1,409	1,253
Management fees (Note 3)	10,000	6,000	4,000
Mineral property costs	15,174	2,674	12,500
Office and general	3,241	3,241	–
Professional fees	45,260	33,021	12,239
Rent (Note 3)	10,000	6,000	4,000

	86,705	52,632	34,073

Net Loss For the Period	(86,705)	(52,632)	(34,073)

Net Loss Per Share - Basic		(0.02)	(0.01)

Weighted Average Shares Outstanding		3,032,000	3,032,000

(The accompanying notes are an integral part of the financial statements)

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	From		From
	May 8,2003		May 8, 2003
	(Date of Inception)	Year Ended	(Date of Inception)
	to December 31,	December 31,	to December 31,
	2004	2004	2003
	$	$	$

Cash Flows Provided By Operating Activities

Net loss for the period	(86,705)	(52,632)	(34,073)

Adjustments to reconcile net loss to cash:
Donated rent	20,000	12,000	8,000

Change in operating assets and liabilities:

Increase in prepaid expenses	(87)	(87)	–
Increase in accounts payable and accrued liabilities	18,728	6,439	12,289

Net Cash Used By Operating Activities	(48,064)	(34,280)	(13,784)

Cash Flows Provided By Financing Activities

Proceeds from the issuance of common stock	53,600	–	53,600
Finders’ fee paid	(2,550)	–	(2,550)

Net Cash Flows Provided By Financing Activities	51,050	–	51,050

Increase (Decrease) in Cash	2,986	(34,280)	37,266

Cash - Beginning of Period	–	37,266	–

Cash - End of Period	2,986	2,986	37,266

Non-Cash Financing Activities	–	–	–

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of the financial statements)

Chilco River Holdings Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From May 8, 2003 (Date of Inception) to December 31, 2004
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
			Paid-in	Donated	Exploration
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance –May 8, 2003	–	–	–	–	–	–
(Date of Inception)

Shares issued for cash at $0.001 per share	2,000,000	2,000	–	–	–	2,000

Shares issued for cash at $0.05 per
share, net of offering costs	1,032,000	1,032	48,018	–	–	49,050

Donated services and rent	–	–	–	8,000	–	8,000

Net loss for the period	–	–	–	–	(34,073)	(34,073)

Balance –December 31, 2003	3,032,000	3,032	48,018	8,000	(34,073)	24,977

Donated services and rent	–	–	–	12,000	–	12,000

Net loss for the period	–	–	–	–	(52,632)	(52,632)

Balance – December 31, 2004	3,032,000	3,032	48,018	20,000	(86,705)	(15,655)

(The accompanying notes are an integral part of the financial statements)

Chilco River Holdings Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2004

1.	Exploration Stage Company

The Company was incorporated in the State of Nevada on May 8, 2003. The Company has acquired a 100% interest in 16 mineral claim units located in British Columbia, Canada.

The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7. The Company’s principal business is the acquisition and exploration of mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2004, the Company has a working capital deficiency of $15,655, and has accumulated losses of $86,705 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

The Company filed an SB-2 Registration Statement with the United States Securities and Exchange Commission that was declared effective August 6, 2004 to register 1,032,000 shares of common stock for resale by existing shareholders of the Company. The Company did not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2004 and 2003, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Chilco River Holdings Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2004

2.	Summary of Significant Accounting Policies (continued)

	e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Mineral Property Costs

The Company has been in the exploration stage since its formation on May 8, 2003 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	g)	Financial Instruments

The fair values of cash, accounts payable and accrued liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Foreign currency transactions are occasionally undertaken in Canadian dollars and are translated into United States dollars using exchange rates at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured at each balance sheet date at the exchange rate prevailing at the balance sheet date. Foreign currency exchange gains and losses are charged to operations. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	j)	Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Chilco River Holdings Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2004

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

3.	Related Party Balances/Transactions

The President provides management services and office premises to the Company. The services are valued at $500 per month and the office premises are valued at $500 per month. During the period ended December 31, 2004, donated services of $6,000 (2003 - $4,000) and donated rent expense of $6,000 (2003 - $4,000) were charged to operations.

4.	Mineral Properties

The Company entered into a Sale and Acquisition Agreement dated November 3, 2003 with Nicholson & Associates Natural Resource Development Inc. (“Nicholson”) to acquire a 100% interest in one unpatented mineral claim representing 16 units located in British Columbia, Canada. To acquire a 100% interest in these claims, the Company paid $12,500 representing $3,906 for research, $1,563 for claim staking, $3,125 for a geological report and $3,906 of assessment costs. The claims are subject to a 2.5% net smelter returns royalty and a 7.5% gross rock royalty. Advance royalty payments of $25,000 are due each year commencing November 3, 2006 until the commencement of commercial production. The total amount paid, $12,500, was charged to operations during the period ended December 31, 2003.

Chilco River Holdings Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2004

5.	Common Shares

	a)	On May 8, 2003 the Company issued 2,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,000.

	b)	On November 30, 2003 the Company issued 1,032,000 shares of common stock pursuant to Regulation S at a price of $0.05 per share for cash proceeds of $49,050, net of a finders’ fee of $2,550.

6.	Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $66,705, which commence expiring in 2023. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at December 31, 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2004	2003
	$	$
Net Operating Loss	40,632	26,073
Statutory Tax Rate	34%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	13,815	8,865
Valuation Allowance	(13,815)	(8,865)
Net Deferred Tax Asset	–	–

AUDITED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDING DECEMBER 31, 2004
FOR KUBUK INTERNATIONAL, INC. AND SUBSIDIARIES,
FORMERLY BRUCE GRUPO DIVERSION SAC

_________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC

We have audited the accompanying consolidated balance sheet of Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC as of December 31, 2004, and the results of operations and cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Mantyla McReynolds
Salt Lake City, Utah
Oct 7, 2005

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC
Consolidated Balance Sheet
December 31, 2004

ASSETS
Current Assets
Cash	$ 1,404,042
Accounts receivable, net of allowance for
doubtful accounts of $2,637,984 – Note 4	1,085,427
Related Party receivables – Note 10	189,848
Inventory	180,618
Prepaid expense & other current assets	438,036
Deferred income tax-current – Note 9	75,702

Total Current Assets	3,373,673

Property, furniture & equipment,
net of accumulated depreciation of $5,827,266 – Note 5	15,882,775
Other Assets
Non Current Deferred Tax Asset – Note 9	544,714

Total Other Assets	544,714

TOTAL ASSETS	$ 19,801,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$ 287,761
Loans payable – Note 6	57,752
Accrued expenses and other payables	321,316
Current Portion of Long-Term Debt	10,535

Total Current Liabilities	677,364
Long-Term Debt
Note Payable for Foreign Taxes, net of current portion – Note 8	89,330

Total Long-Term Debt	89,330

TOTAL LAIBILITIES	766,694

Shareholders’ Equity
Common stock: no par value, unlimited authorized shares, 1,509,400 shares issued and outstanding	12,721,628
Retained earnings	6,371,964
Accumulated Foreign Currency Adjustment	(59,124)

Total Shareholders’ Equity	19,034,468

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 19,809,162

See accompanying notes to consolidated financial statements

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC
Consolidated Statements of Operations For the Years Ended
December 31, 2004 and 2003

	For the Year Ended 12/31/04	For the Year Ended 12/31/03

Revenues
Casino	$ 7,159,904	$ 7,188,977
Rooms	901,351	378,384
Food and Beverage	499,556	14,659
Entertainment	10,224	50,894
Other	2,142,190	1,430,445

	10,713,225	9,063,359
Less:Promotional Allowances	(18,531)	(18,423)

Total Revenues	10,694,694	9,044,936
Operating Expenses
Operating departments	1,491,522	1,343,122
General and administrative	1,414,070	1,079,993
Bad debt	309,016	257,950
Depreciation	1,006,638	964,877

Total Operating Expenses	4,221,246	3,645,942

Income from Operations	6,473,448	5,398,994

Other Income and Expenses
Interest income	286,186	332,077
Other income/gains	196,584	172,438
Other expenses/losses	(135,678)	(35,587)

	347,092	468,928

Income before income tax	6,820,540	5,867,922
Provision for income tax – Note 9	(2,225,147)	(1,533,981)

Net Income	$ 4,595,393	$ 4,333,941

Other Comprehensive Income
Unrealized gain (loss) on
Foreign Currency Translation, net of tax – Note 3	518,944	238,544

Total Comprehensive Income	$ 5,114,337	$ 4,572,485

Basic and Diluted Earnings Per Share	$ 3.39	$ 3.03
Weighted Average Shares Outstanding	1,509,400	1,509,400

See accompanying notes to consolidated financial statements

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC
Consolidated Statement of Changes in Stockholders’ Equity For the Years Ended
December 31, 2004 and 2003

	Common Shares	Common Stock	Retained Earnings	Accumulated Foreign Currency Transaction	Total Stockholders’ Equity

Balance as of 12/31/2002	1,509,400	$12,721,628	$ 4,892,369	$ (816,612)	$16,797,385
Net Income for the Year
Ended December 31, 2003	--	--	4,333,941	238,544	4,572,485
Dividend Declared	--	--	(2,282,603)	--	(2,282,603)

Balance as of 12/31/2003	1,509,400	12,721,628	6,943,707	(578,068)	19,087,267
Net Income for the Year
Ended December 31, 2004	--	--	4,595,393	518,944	5,114,337
Divdend Declared	--	--	(5,167,136)	--	(5,167,136)

Balance as of 12/31/2004	1,509,400	$12,721,628	$ 6,371,964	$ (59,124)	$19,034,468

See accompanying notes to consolidated financial statements

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2004 and 2003

	For the Year Ended 12/31/04	For the Year Ended 12/31/03

Cash Flows from Operating Activities
Net Income	$ 4,595,393	$ 4,333,941
Adjustments to reconcile net income to cash flows
from operating activites
Depreciation	1,006,638	964,877
(Increase)/Decrease in account balances of:
Accounts Receivable	365,369	(1,035,051)
Inventory	(27,463)	14,215
Prepaid expense & other current assets	8,304	62,113
Deferred tax assets	(79,470)	(18,474)
Increase/(Decrease) in account balances of:
Accounts payable	141,150	(10,732)
Accrued expenses and other payables	46,199	(120,506)
Foreign Taxes Payable	(71,348)	(19,253)
Loans Payable	45,099	12,653

Cash Flows from Operating Activities	6,029,871	4,183,783

Cash Flows Used by Investing Activities
Cash paid for acquisition of fixed assets	(791,847)	(1,939,896)

Cash Used by Investing Activites	(791,847)	(1,939,896)

Cash Flows from Financing Activities
Cash collected from personal loans	29,582	(154,198)
Cash repayment for shareholder loans	--	(149,006)
Cash paid as dividend	(5,167,136)	(2,282,603)

Cash Used in Financing Activities	(5,137,554)	(2,585,807)

Other comprehensive income from current year	518,944	238,544

Net Change in cash and cash equivalents	619,414	(103,376)
Cash and cash equivalents at the beginning of year	784,628	888,004

Cash and cash equivalents at the end of year	$ 1,404,042	$ 784,628

Supplemental Disclosure Information:
Cash paid during the year for interest	$ --	$ --
Cash paid during the year for income taxes	$ 2,145,677	$ 1,515,507

See accompanying notes to consolidated financial statements

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

1.	Business Organization and Reorganization

Bruce Grupo Diversion SAC (BGD) was formed on March 1, 1996 and registered at the Registry for Legal Persons of Lima, Peru on April 28, 1996. As of the balance sheet date, BGD is the majority owner of a fourteen-story building and a four-story adjacent structure that are operated as a casino and a hotel (the Bruce Hotel/Casino). Bruce Hotel/Casino is located in Lima, Peru and is licensed to operate slot machines, a night club, discothèques, and a restaurant.

Kubuk International, Inc. (KII) is a California corporation and was incorporated on January 7, 2002. The majority shareholders of KII also control 99% of total voting stock of BDG.

Kubuk Investment S.A.C. (KISAC) was formed in year 2001 by the majority shareholders of KII in Peru. KII’s majority shareholders also formed Kubuk Gaming S.A.C. (KGSAC) in year 2005 in Peru.

Starting on August 4, 2001, BGD and KISAC entered into a series of sale and purchase agreements (Sale and Purchase Agreements) of the hotel assets and certain casino properties owned and operated by BGD for the purpose of transferring these properties to KISAC. Total consideration for all Sale and Purchase Agreements was in the amount of S/. 62,970,744 (approximately $19,163,343 using the exchange rate as of the balance sheet date). On May 21, 2005, all assets subject to the scope of the sale and purchase agreements were transferred to and received by KISAC, which then commenced to carry on the hotel lodging businesses of Bruce Hotel/Casino. The only assets that were transferred to KISAC are the assets as listed under “Property, Furniture, and Equipment” on the balance sheet. All other assets and liabilities will continue to belong to BGD and will subsequently be distributed to its original shareholders. The accounting treatment used by KISAC to record the transfer of the assets followed the guidance for transactions between entities under common control as described in Statements of Financial Accounting Standards (SFAS) 141, Business Combinations. This standard requires that the receiving entity use of the carrying amount of the assets of the transferring entity. Therefore, no fair market value adjustments were made to the transferred assets.

Consideration for the Sale and Purchase Agreement was given by Tom Liu to BGD in the form of a promissory note, for which KISAC issued Tom Liu shares of its stock valued at the carrying amount of the assets that were transferred.

The major casino operation of Bruce Hotel/Casino has been temporarily closed for renovation since March 2005. During the renovation, the BGD continued to operate slot machines in the casino until July 1, 2005, when MINCETUR, the gaming authority of Peru, issued gaming licenses to KGSAC. KGSAC then took over the slot machine operations and will conduct all other gaming activities of

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

Bruce Hotel/Casino when the renovation project is completed at the end of year 2005.

On June 15, 2005, KII and the shareholders of KISAC and KGSAC entered into an Agreement and Plan of Reorganization (the Reorganization Agreement), under which KII issued 50,920,000 shares of common stock to the shareholders of KISAC and KGSAC in exchange for their entire ownership holdings of KISAC and KGSAC. As of June 30, 2005, both KISAC and KGSAC were 100% owned by KII. (See Note 11.)

2.	Significant Accounting Policies

(a)	Principles of Consolidation

The financial statements include the accounts of Kubuk International Inc. and the accounts of its wholly owned foreign Peruvian subsidiaries, Kubuk Investments SAC and Kubuk Gaming SAC, formerly Bruce Grupo Diversion SAC. All significant inter-company balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management of the Company to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

(d)	Accounts Receivable and Credit Risk

Accounts receivable that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues notes receivable to approved casino customers based on their previous experiences with the customers. At December 31, 2004, a substantial portion of the Company’s receivables were due from customers residing in foreign countries. Business or economic conditions or other significant events in these countries could affect the collectibility of such receivables.

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

Trade receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2004, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

(e)	Revenue Recognition and Promotional Allowances

Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”). Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed.

Total revenue does not include promotional allowances, the retail amount of rooms, food, and beverage provided gratuitously to customers, which was $18,531 and $18,423 in 2004 and 2003, respectively.

(f)	Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

(g)	Basic and Diluted Earnings per Share

Basic earnings per share of common stock were computed by dividing income available to common stockholders, by the weighted average number of common shares outstanding, net of common stock held in the treasury for the year. As of December 31, 2004, no dilutive securities existed.

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

(h)	Inventories

Inventories are presented at adjusted cost or market value, whichever is lower. Cost is established based on either the last-in, first out assumption or, in certain cases, specific identification method.

(i)	Properties, Plant and Equipment

Properties, plant and equipment are stated at the adjusted cost or market value, whichever is lower. Depreciation is calculated based on straight-line method over the properties’ estimated useful lives, which range from 5 to 7 years for machinery and equipment and 39 years for building and building improvements. Betterment or improvements to properties are capitalized to properties, plant and equipment accounts. Repairs and maintenance costs are charged to expense accounts.

Certain long-lived assets of the Company are reviewed at least annually as to whether their carrying values have become impaired in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Management considers assets to be impaired if the carrying value exceeds the undiscounted projected cash flows from operations. If impairment exists, the assets are written down to their fair value or the projected discounted cash flows from related operations. Based on Management’s evaluation, no asset impairment has been considered necessary for the years ended December 31, 2004 and 2003.

(j)	Concentration of Credit Risk

The Company maintains substantially all of its day-to-day operating cash balances with Peruvian commercial banks and financial institutions. The banks or financial institutions may not provide sufficient deposit insurance coverage on the Company’s cash positions.

(k)	Dividends

The Company accrues for declared dividends which are not yet paid. As of the balance sheet date, there were no dividends which were declared and unpaid. Dividends per common share for the years 2004 and 2003 are $3.42 and $1.51, respectively.

3.	Foreign Currency Transactions

The Company conducts its gaming business at Bruce Casino in US Dollars. The hotel and other business activities are operated using both US Dollars and the

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

Peruvian Nuevo Soles, which is the functional currency used for the preparation of the financial statements. Accounts balances on the balance sheet are translated into US Dollars equivalents in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments resulting from this process are charged or credited to other comprehensive income (loss).

4.	Accounts Receivable

As of December 31, 2004, accounts receivable consisted of the following balances:

Account	2004

Open invoices	$ 179,997
Returned checks	280,414
Open promissory notes	3,263,000
Allowance for doubtful accounts	(2,637,984)

Total	$ 1,085,427

5.	Properties, Furniture & Equipment

As of December 31, 2004, Properties, Furniture and Equipment consisted of the following balances:

Account	2004

Land	$ 862,918
Buildings and improvements	16,058,831
Vehicles	329,317
Furniture	727,748
Casino equipment	3,443,184
Computers	260,600
Work in-progress	23,000
Software	4,443
Accumulated depreciation	(5,827,266)

Total	$ 15,882,775

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

6.	Loans Payable

The Company has certain short-term loans that are payable to various third parties. The loans bear zero interest and are payable on demand.

7.	Accrued Expenses and Other Payables

As of December 31, 2004, Accrued Expenses and Other Payables consisted of the following:

Account	2004

Income tax payable	$ 642
Benefits payable	14,127
ONP (retirement funds)	198
Gaming tax payable	85,909
Municipal fees payable	7,232
Accrued wages	4,531
Gratuities payable	36,642
Payable wages	28,357
Services percentages	14,501
Progressive well	59,519
Outstanding Chips	12,212
Pre-judicial conciliation	8,345
Participation in council	11,640
Casino Front Money	35,111
Other Accounts Payable	2,350

Total	$321,316

8.	Note Payable for Foreign Taxes

The Company incurred taxes in prior years and entered into a payment plan with its local taxation authority. The note payable bears zero interest and is subject to the following payment schedule.

Year ended December 31,	Amount

2005	$10,535
2006	89,330

Total	$99,865

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

9.	Income Taxes

Deferred income tax assets at December 31, 2004 consist of the following temporary differences:

	Current	Long-term

Deferred tax asset:
Depreciation & Amortization		$544,714

Allowance for doubtful accounts	$75,702

Deferred tax liabilites:	--	--

Net	$75,702	$544,714

The components of the provision for income tax are as follows:

	2004	2003

Current Expense:
Foreign Taxes	$2,145,677	$1,515,507

Deferred Expense:
Foreign Taxes	79,470	18,474

Total	$2,225,147	$1,533,981

Reported income tax expense is reconciled to the amount computed on the basis of income before income taxes at the statutory rate as follows:

	2004	2003

Statutory Expense	30.00%	30.00%
Effects of:
Changes in Deferred Tax Assets and Other	2.20%	-4.38%

Reported Provision for Income Taxes	32.20%	25.62%

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

10.	Related Party Transactions

The Company made advances to its employees, and loans to shareholders and a director. The loans are receivable on demand and bear zero interest. Total related party loans receivable as of December 31, 2004 and 2003 were $189,848 and $219,430, respectively.

11.	Subsequent Events

Kubuk International, Inc. (KII) is a California corporation and was incorporated on January 7, 2002. The majority shareholders of KII also control 99% of total voting stock of BDG.

Kubuk Investment S.A.C. (KISAC) was formed in year 2001 by the majority shareholders of KII in Peru. KII’s majority shareholders also formed Kubuk Gaming S.A.C. (KGSAC) in year 2005 in Peru.

Starting on August 4, 2001, BGD and KISAC entered into a series of sale and purchase agreements (Sale and Purchase Agreements) of the hotel assets and certain casino properties owned and operated by BGD for the purpose of transferring these properties to KISAC. Total consideration for all Sale and Purchase Agreements was in the amount of S/. 62,970,744 (approximately $19,163,343 using the exchange rate as of the balance sheet date). On May 21, 2005, all assets subject to the scope of the sale and purchase agreements were transferred to and received by KISAC, which then commenced to carry on the hotel lodging businesses of Bruce Hotel/Casino. The only assets that were transferred to KISAC are the assets as listed under “Property, Furniture, and Equipment” on the balance sheet. All other assets and liabilities will continue to belong to BGD and will subsequently be distributed to its original shareholders. The accounting treatment used by KISAC to record the transfer of the assets followed the guidance for transactions between entities under common control as described in FAS 141, Business Combinations. This guidance prescribes the use of the carrying amount of the transferring entity. Therefore, no fair market value adjustments were made to the transferred assets.

Consideration for the Sale and Purchase Agreement was given by Tom Liu to BGD in the form of a promissory note, for which KISAC issued Tom Liu shares of its stock valued at the carrying amount of the assets that were transferred.

The major casino operation of Bruce Hotel/Casino has been temporarily closed for renovation since March 2005. During the renovation, the Company continued to operate slot machines in the casino till July 1, 2005, when MINCETUR, the gaming authority of Peru, issued gaming licenses to KGSAC. KGSAC then took over the slot machine operations and will conduct all other gaming activities of

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion SAC
Notes To The Consolidated Financial Statements
December 31, 2004

Bruce Hotel/Casino when the renovation project is completed at the end of year 2005.

On June 15, 2005, KII and the shareholders of KISAC and KGSAC entered into an Agreement and Plan of Reorganization (the Reorganization Agreement), under which KII issued 50,920,000 shares of common stock to the shareholders of KISAC and KGSAC in exchange for their entire ownership holdings of KISAC and KGSAC. As of June 30, 2005, both KISAC and KGSAC were 100% owned by KII.

On July 15, 2005, Chilco River Holdings Inc., a Nevada Registrant (the “Registrant ” or the “Corporation “), entered into a Share Exchange Agreement dated July 15, 2005 (the “Share Exchange Agreement “), with KUBUK International, Inc.; Tom Liu, David Liu, Lee Kuen Cheung, Wai Yung Lau, Zheng Liu, Yizhi Zeng, Luisa Wong, Jack Xu, Yong Yang and Guoxiu Yan (“Shareholders “); and Tom Liu as Shareholders Representative (“Shareholders Representative “). The Registrant agreed to acquire or cause one or more of its affiliates to acquire, all of the outstanding capital stock and other equity interests of Kubuk from the Shareholders by issuing 19,250,000 shares of the Registrant’s common stock as consideration on the terms and subject to the conditions set forth in the Share Exchange Agreement (the “Share Exchange “). The Registrant filed a current report on Form 8-K on July 20, 2005, describing the material terms of the Share Exchange Agreement. On August 3, 2005, the Registrant closed the Share Exchange.

Kubuk International, Inc. and Subsidiaries, formerly Bruce Grupo Diversion, SAC
Supplementary Proforma Information - Unaudited
December 31, 2004

The following unaudited proforma information presents the balance sheet of Kubuk International, Inc. and Subsidiaries, with only the assets of BGD that it will own from May 21, 2005 and forward.

Kubuk International, Inc. and Subsidiaries
Proforma Consolidated Balance Sheet
December 31, 2004

12/31/2004

ASSETS
Property, furniture & equipment,
net of accumulated depreciation of $5,827,266	$15,882,775

TOTAL ASSETS	15,882,775

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities	--
Total Stockholders’ Equity	15,882,775

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$15,882,775

CHICO RIVER HOLDINGS, INC. AND KUBUK INTERNATIONAL, INC.,
FORMERLY BRUCE GRUPO DIVERSION SAC
UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

_________________

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited proforma condensed combined financial information gives effect of the terms of the Share Exchange Agreement of Chilco River Holdings, Inc., (“Chilco”) a Nevada corporation and Kubuk International, Inc. (“Kubuk”), a California corporation, formerly Bruce Grupo Diversion SAC (“Bruce Grupo”), a Peruvian company.

Following the shares exchange, Kubuk became a wholly-owned subsidiary of Chilco. Prior to the share exchange, Chilco had no substantial assets, nominal operations and by definition under SEC guidelines is a public shell company. Accordingly, the transaction is treated as a reverse acquisition of a public shell company and has been accounted for as a recapitalization rather than a business combination. The historical financial statements of Kubuk and Bruce Grupo will be the historical statements of new Chilco. Proforma financial information has been presented to provide full disclosure of the transactions.

The unaudited proforma condensed combined financial statements are based on the historical financial statements of Chilco and Kubuk and Bruce Grupo, under the assumptions and adjustments set forth in the accompanying notes. The unaudited proforma condensed combined statements of operations for the year ended December 31, 2004 give effect to the merger as if the merger had been consummated on January 1, 2004.

The unaudited proforma condensed combined financial statements should be read in conjunction with the historical financial statements of Chilco and Kubuk and Bruce Grupo, including the respective notes to those statements. The proforma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the acquisition been consummated during the periods or as of the dates for which the proforma information is presented.

The unaudited proforma condensed combined financial statements do not give effect to any cost savings that may result from merger and reverse acquisition.

CHILCO RIVER HOLDINGS INC. AND KUBUK INTERNATIONAL INC.
UNAUDITED PROFORMA CONDENSED STATEMENT OF OPERATIONS
(Expressed in US$)

	For the Year Ending 12/31/2004

	Kubuk US$	Chilco US$	Pro Forma Adjustment	Pro Forma Results

Operating revenue	10,694,694	--		10,694,694
Cost and expenses
Operating department costs	(1,491,522)			(1,491,522)
General and administrative expenses	(2,729,724)	(52,345)		(2,782,069)
Selling and marketing expenses			--
Total cost and expenses	(4,221,246)	(52,345)	--	(4,273,591)

Operating income	6,473,448	(52,345)	--	6,421,103

Non-operating incomes (expenses)
Financial income	286,186			286,186
Financial and interest expenses	(135,678)	(287)		(135,965)
Other gains or losses	196,584			196,584
Total non-operating income-net	347,092	(287)		346,805

Income taxes	(2,225,147)			(2,225,147)

Net Income (Loss)	4,595,393	(52,632)		4,542,761

Basic net income(loss) per common share	3.04	(0.02)	(2.82)	0.21
Diluted net income(loss) per common share	3.04	(0.02)	(2.82)	0.21
Weighted average number of common shares
outstanding	1,509,400	3,032,000	16,908,599	21,449,999

CHICO RIVER HOLDINGS, INC. AND KUBUK INTERNATIONAL, INC., FORMERLY BRUCE GRUPO DIVERSION SAC

NOTES TO UNAUDITED PROFORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

NOTE 1 – CHILCO RIVER HOLDINGS, INC.

Chilco River Holdings, Inc. (“Chilco”), a Nevada corporation, was incorporated on May 8, 2003. Chilco has acquired a 100% interest in 16 mineral claim units located n British Columbia. Chilco us an Exploration Stage Company, as defined by Statement if Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting for Development Stage Enterprises.” Chilco’s principal business prior to the reverse merger, as explained below, was acquisition and exploration of mineral resources.

On July 15, 2005, Chilco entered into a Share Exchange Agreement with Kubuk International Inc. (“Kubuk”), a California corporation. Kubuk owns and operates, through two wholly-owned subsidiaries, the Hotel Cinco Estrallas (known as the “Bruce Hotel and Casino”), located in Lima, Peru. Chilco acquired, by way of reverse acquisition, 100% of the issued and outstanding capital stock of Kubuk in exchange for the issuance of 19,250,000 split-adjusted shares of common stock. Directors of Chilco returned, for no consideration, 3,964,000 split-adjusted shares of common stock to the Company for cancellation.

On May 5, 2005, Chilco issued a note payable for $50,000 in cash proceeds. On May 18, 2005, the Company issued 50,000 split-adjusted shares of common stock to a director of the Company for cash proceeds of $23,000.

NOTE 2 – KUBUK INTERNATIONAL, INC.

Bruce Grupo Diversion SAC (“Bruce Grupo”) was formed on March 1, 1996 and registered at the Registry for Legal Persons of Lima, Peru on April 28, 1996. Bruce Grupo was the majority owner of a fourteen-story building and a four-story adjacent structure that are operated as a casino and a hotel (the Bruce Hotel/Casino). Bruce Hotel/Casino is located in Lima, Peru and is licensed to operate slot machines, a night club, discothèques, and a restaurant.

Kubuk International, Inc. (“KII”) is a California corporation and was incorporated on January 7, 2002. The majority shareholders of KII also control 99% of total voting stock of Bruce Grupo.

Kubuk Investment S.A.C. (“KISAC”) was formed in year 2001 by the majority shareholders of KII in Peru. KII’s majority shareholders also formed Kubuk Gaming S.A.C. (“KGSAC”) in year 2005 in Peru.

Starting on August 4, 2001, Bruce Grupo and KISAC entered into a series of sale and purchase agreements (Sale and Purchase Agreements) of the hotel assets and certain casino properties owned and operated by Bruce Grupo for the purpose of transferring these properties to KISAC. Total consideration for all Sale and Purchase Agreements was in the amount of S/. 62,970,744 (approximately $19,163,343 using the exchange rate as of the balance sheet date). On May 21, 2005, all assets subject to the scope of the sale and purchase agreements were transferred to and received by KISAC, which then commenced to carry on the hotel lodging businesses of Bruce Hotel/Casino. The only assets that were transferred to KISAC are the assets as listed under “Property, Plant, and Equipment” on the balance sheet. All other assets and liabilities will continue to belong to Bruce Grupo and will subsequently be distributed to its original shareholders. The accounting treatment used by KISAC to record the transfer of the assets followed the guidance for transactions between entities under common control as described in Statements of Financial Accounting Standards (SFAS) 141, Business Combinations. This standard requires that the receiving entity use of the carrying amount of the assets of the transferring entity. Therefore, no fair market value adjustments were made to the transferred assets by Kubuk.

The major casino operation of Bruce Hotel/Casino has been temporarily closed for renovation since March 2005. During the renovation, the Bruce Grupo continued to operate slot machines in the casino until July 1, 2005, when MINCETUR, the gaming authority of Peru, issued gaming licenses to KGSAC. KGSAC then took over the slot machine operations and will conduct all other gaming activities of Bruce Hotel/Casino when the renovation project is completed at the end of year 2005.

On June 15, 2005, KII and the shareholders of KISAC and KGSAC entered into an Agreement and Plan of Reorganization (the Reorganization Agreement), under which KII issued 50,920,000 shares of common stock to the shareholders of KISAC and KGSAC in exchange for their entire ownership holdings of KISAC and KGSAC. As of June 30, 2005, both KISAC and KGSAC were 100% owned by KII.

NOTE 3 – RECAPITALIZATION AND SHARE EXCHANGE AGREEMENT

On July 15, 2005, Chilco entered into a Share Exchange Agreement with Kubuk. Kubuk owns and operates, through two wholly-owned subsidiaries, the Bruce Hotel and Casino, located in Lima, Peru. On August 3, 2005, Chilco acquired, by way of reverse acquisition, 100% of the issued and outstanding capital stock of Kubuk in exchange for the issuance of 19,250,000 split-adjusted shares of common stock (the “Exchange Shares”). Under the terms of the Agreement, the former Kubuk shareholders entered into an escrow agreement dated August 3, 2005, under which 8,250,000 Exchange Shares were placed into escrow subject to satisfying certain obligations under the Agreement. The former Kubuk shareholders placed 5,000,000 Exchange Shares into escrow to secure obligations to raise $5,000,000 at a minimum share price of $1.00 per share, 2,000,000 Exchange Shares into escrow to satisfy certain obligations to consultants to Kubuk, and 1,250,000 Exchange Shares in escrow for the purpose of exercising certain co-sale rights granted by Chilco. Directors of Chilco returned, for no consideration, 3,964,000 split-adjusted shares of common stock to the Company for cancellation. Concurrently, Chilco received bridge loans of $100,000.

NOTE 4 – PROFORMA NET INCOME PER COMMON SHARE

Basic net income per common share is computed based on the number shares outstanding, after adjustment for the effects of the recapitalization, as though such shares had been outstanding from the beginning of the periods presented.

Diluted net income per common share is computed based on the number shares outstanding, assuming the dilutive effect of the conversion of the preferred stock into common shares. Chilco has not issued any preferred stock as of June 30, 2005, nor has it issued any preferred stock in connection with the Share Exchange Agreement.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR PERIOD ENDED SEPTEMBER 30, 2005
FOR CHILCO RIVER HOLDINGS INC.

_________________

CHILCO RIVER HOLDINGS, INC.
Condensed Consolidated Balance Sheets
September 30, 2005
(Unaudited)

9/30/2005

ASSETS Current Assets
Cash and Cash Equivalents	$1,082,577
Accounts Receivable	54,027
Inventory	55,136
Prepaid Expenses & Other Receivables	11,442

Total Current Assets	1,203,182

Property, Plant, and Equipment - net of depreciation	15,278,537

Other Assets
Deferred Income Tax Assets	42,339
Prepaid Taxes and Other Assets	198,218

Total Other Assets	240,557

Total Assets	$16,722,276

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$75,255
Other Current Liabilities	36,625
Advance from Shareholder	9,763

Total Current Liabilities	121,643

Long-Term Debt
Deferred Income Tax	127,500

Total Liabilities	249,143

Stockholders’ Equity
Common stock, 100,000,000 shares authorized,
21,450,000 shares issued and outstanding as of
September 30, 2005	21,450
Additional Paid-in-Capital	15,650,418
Retained Earnings	144,819
Accumulated Other Comprehensive Income	656,446

Total Stockholders' Equity	16,473,133

Total Liabilities and Stockholders' Equity	$16,722,276

See accompanying notes to financial statements.

CHILCO RIVER HOLDINGS, INC.
Condensed Consolidated Statement of Operations
For the Three and Nine Months Ended September 30, 2005 and 2004
(Unaudited)

	Three Months Ending September 30,		Nine Months Ending September 30,
	2005	2004	2005	2004

Revenues	$1,097,123	$2,245,038	$3,758,818	$8,897,409

Operating Expenses
Operating Departments	269,094	244,137	966,285	828,019
General and Administrative	151,470	325,474	404,604	1,150,907
Bad Debt	—	4,500	—	274,016
Depreciation	357,648	258,130	739,680	763,075

Total Operating Expenses	778,212	832,241	2,110,569	3,016,017

Income from Operation	318,911	1,412,797	1,648,249	5,881,392

Other Income and Expenses
Interest Income	—	66,737	62,603	221,238
Other Income/Gains	5,502	40,298	10,578	117,992
Other Expenses/Losses	(8,207)	(40,473)	(43,176)	(76,430)

Total Other Income	(2,705)	66,562	30,005	262,800

Income Before Income Tax	316,206	1,479,359	1,678,254	6,144,192

Income Taxes	127,170	482,629	534,228	2,004,494

Net Income	$189,036	$996,730	$1,144,026	$4,139,698

Net loss per common share	$0.01	$0.05	$0.05	$0.21

Weighted Average Shares Outstanding	21,431,868	19,286,000	21,385,478	19,826,000

Other Comprehensive Income
Unrealized gain(loss) on Foreign Currency
Translation, net of tax	(466,005)	220,054	715,570	492,478

Total Comprehensive Income	(276,969)	1,216,784	1,859,596	4,632,176

See accompanying notes to financial statements.

CHILCO RIVER HOLDINGS, INC.
Consolidated Consolidated Statement of Cash Flows
For the Nine Months Ended September 30, 2005 and 2004
(unaudited)

	Nine Months Ending September 30,
	2005	2004
Cash Flows from Operating Activities:
Net Income	1,144,026	4,139,698
Adjustments to reconcile net income to net cash
provided by Operating Activities:
Depreciation	739,714	336,757
(Increase) / Decrease in:
Accounts Receivable	(33,296)	705,304
Other Receivable	(113,851)	—
Inventories	(5,406)	(149,207)
Prepaid Expenses	564,108	(82,189)
Other Assets	70,081	52,609
Increase / (Decrease) in:
Accounts Payable	(95,610)	(1,614)
Deferred Income Tax Liabilities	125,924
Other Current Liabilities	(157,038)	340,061

Net Cash provided by Operating Activities	2,238,652	5,341,419

Cash Flows from Investing Activities:
Purchase of Property, Plant, and Equipment	(486,073)	(204,573)

Net Cash Used in Investing Activities	(486,073)	(204,573)

Cash flows from Financing Activities:
Borrowing from Shareholder	(47,989)	96,936
Dividends Paid	(2,753,087)	(5,006,580)
Proceeds from issuance of common stock-Kubuk Investment	1,022,041	—
Proceeds from issuance of common stock-Kubuk Gaming	6,144	—

Net Cash used by Financing Activities	(1,772,891)	(4,909,644)

Other Comprehensive income	715,570	492,478

Net Increase/(Decrease) in Cash and Cash Equivalents	695,258	719,680
Cash and Cash Equivalents at the Beginning of Consolidated Period	1,425,999	784,629
Cash and Cash Equivalents at the End of Consolidated Period	2,121,257	1,504,309

Cash balance appropriated for owners of Bruce Grupo
Diversion SAC and Excluded from Cash at the End of Period	(1,038,680)	—

Cash and Cash Equivalents at the End of Period	1,082,577	1,504,309

Significant Non-cash Transaction:
Sale of properties, plant and equipment by Bruce Grupo
Diversion SAC to Kubuk Investment SAC	15,453,708

See accompanying notes to financial statements.

Chilco River Holdings, Inc.
Notes to the Financial Statements
(Unaudited)

PRELIMINARY NOTE

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying interim financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position as of September 30, 2005, and our results of operations and cash flows for the nine-month periods ended September 30, 2005. The results of operations for the nine-month periods ended September 30, 2005 are not necessarily indicative of the results for a full-year period. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Audit for the year ended December 31, 2004.

1.  CURRENT EVENT

On July 15, 2005, Chilco River Holdings, Inc. (“the Company”) entered into a Share Exchange Agreement with Kubuk International, Inc. Kubuk owned and operated, through two wholly-owned subsidiaries, the Bruce Hotel and Casino, located in Lima, Peru. On August 3, 2005, Chilco acquired, by way of reverse acquisition, 100% of the issued and outstanding capital stock of Kubuk in exchange for the issuance of 19,250,000 split-adjusted shares of common stock (the “Exchange Shares”). Under the terms of the Agreement, the former Kubuk shareholders entered into an escrow agreement dated August 3, 2005, under which 8,250,000 Exchange Shares were placed into escrow subject to satisfying certain obligations under the Agreement. The former Kubuk shareholders placed 5,000,000 Exchange Shares into escrow to secure obligations to raise $5,000,000 at a minimum share price of $1.00 per share, 2,000,000 Exchange Shares into escrow to satisfy certain obligations to consultants to Kubuk (see SUBSEQUENT EVENT), and 1,250,000 Exchange Shares in escrow for the purpose of exercising certain co-sale rights granted by Chilco. Directors of Chilco returned, for no consideration, 3,964,000 split-adjusted shares of common stock to the Company for cancellation.

Concurrently, Chilco received bridge loans of $100,000. On August 3, 2005, Chilco issued 50,000 split-adjusted shares of common stock at a price of $2.00 per share in full satisfaction of the bridge financing.

Following the shares exchange, Chilco continued as the surviving corporation and the separate corporate existence of Kubuk ceased. Prior to the merger, Chilco had no substantial assets, nominal operations. Accordingly, the transaction is treated as a reverse acquisition and has been accounted for as a recapitalization rather than a business combination. The historical financial statements of Kubuk will be the historical statements of new Chilco.

Due to the Agreement and the significance of the Company’s operations, the “development stage” status of Chilco is no longer in effect. The development stage disclosures are no longer required in the Company’s current status.

2.   PRINCIPLES OF CONSOLIDATION

The consolidated financial statements are prepared to include the accounts of the Company’s two wholly-owed Peruvian subsidiaries, Kubuk Investments SAC and Kubuk Gaming SAC, as of and for the nine-month period ending September 30, 2005. All significant inter-company balances and transactions during the nine-month period have been eliminated.

3.   SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements of the Company’s two wholly owned subsidiaries were originally prepared in accordance with Peruvian GAAP, which differs in certain respects from U.S. GAAP.

Peruvian GAAP – Peruvian GAAP require the restatement of assets and liabilities into constant Peruvian Nuevos Soles as of the date of the last financial statements presented. All non-monetary assets and liabilities and income statement amounts have been restated to reflect changes in the Peruvian wholesale price index, from the date the assets were acquired or the liabilities were incurred to the year-end. The purchasing power gain (loss) included in income (loss) reflects the effect of Peruvian inflation on the monetary liabilities of the Company during the year.

U.S.  GAAP – Under U.S. GAAP, account balances and transactions are stated in the units of currency of the period when the transactions are originated. This accounting model is commonly known as the historical cost basis of accounting. The US GAAP reconciliation of net income and shareholder’s equity does not reflect as a difference the effect of the general price level restatement.

The consolidated financial statements presented herein have been restated in accordance with US GAAP.

4.  SIGNIFICANT ACCOUNTING POLICIES

(a)	Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management of the Company to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(b)	Inventories

Inventories are presented at adjusted cost or market value, whichever is lower. Cost is established based on either the last-in, first out assumption or, in certain cases, specific identification method.

4.   SIGNIFICANT ACCOUNTING POLICIES, Continued

(c)	Properties, Plant and Equipment

Properties, plant and equipment are stated at the adjusted cost or market value, whichever is lower. Depreciation is calculated based on straight-line method over the properties’ estimated useful lives, which range from 5 to 7 years for machinery and equipment and 39 years for building and building improvements. Betterment or improvements to properties are capitalized to properties, plant and equipment accounts. Repairs and maintenance costs are charged to expense accounts.

Certain long-lived assets of the Company are reviewed at least annually as to whether their carrying values have become impaired in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Management considers assets to be impaired if the carrying value exceeds the undiscounted projected cash flows from operations. If impairment exists, the assets are written down to their fair value or the projected discounted cash flows from related operations.

(d)	Comprehensive Income and Foreign Currency Translation

The financial statements of the two wholly owned subsidiaries were originally stated in the Peruvian currency Nuevos Soles and have been translated to US Dollars, according to Statements of Financial Accounting Standards No. 52: Foreign Currency Translation, for all periods presented. The major component of the Company’s other comprehensive income are foreign currency (Peruvian Nuevos Soles) translation adjustments.

(e)	Revenue Recognition and Promotional Allowances

Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs (“casino front money”) and for chips in the customers’ possession (“outstanding chip liability”). Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed.

(f)	Income Taxes

Provisions for income taxes include taxes which have been incurred under United States and Peruvian tax regulations, and are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

4.   SIGNIFICANT ACCOUNTING POLICIES, Continued

(g)	Concentration of Credit Risk

The Company maintains substantially all of its day-to-day operating cash balances with Peruvian commercial banks and financial institutions. The banks or financial institutions may not provide sufficient deposit insurance coverage on the Company’s cash positions.

5.   SUBSEQUENT EVENT

According to the terms of the Share Exchange Agreement, 2,000,000 of the Exchange Shares in escrow (see CURRENT EVENT) were to be cancelled if the consultants did not raise financing of $5,000,000 by approximately November 3, 2005. As this requirement was not accomplished by that date, these shares were subsequently cancelled and returned to the Company’s treasury.

CHILCO RIVER HOLDINGS, INC.

6,431,334 Shares of Common Stock

PROSPECTUS

______________________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

Amount
Securities and Exchange Commission Registration Fee	$ 1,824
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	5,000
Printing and Engraving Expenses	1,000
Miscellaneous Expenses	1,000
Total	$33,824

Item 14.   Indemnification of Directors and Officers

        Pursuant to our bylaws, we are required to indemnify all of our officers and directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Nevada Business Corporations Act, as now enacted or hereafter amended. Unless otherwise approved by our board of directors, we shall not indemnify any of our employees who are not otherwise entitled to indemnification pursuant to our bylaws.

        Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to our company or any of our shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Nevada law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors to our shareholders to the fullest extent permitted by Nevada law.

Item 15.   Recent Sales of Unregistered Securities

        Since our inception we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the Securities Act of 1933, as amended.

        We did not issue any unregistered equity securities during the year ended December 31, 2004.

        Subsequent to December 31, 2004, we issued unregistered equity securities the following transactions:

        On May 18, 2005, we issued 50,000 shares of common stock at $0.465 per share in a private transaction not involving a public offering to one non-U.S. person in an off-shore transaction pursuant to an exemption from registration available under Regulation S of the United States Securities Act of 1933, as amended.

        On July 11, 2005 at 5:00 p.m. (Eastern Standard Time)(Record Date), we effected a 2 for 1 forward stock split of our issued and outstanding shares of common stock, par value $0.001, by way of share dividend payable upon surrender of certificates pursuant to Section 78.215 of the Nevada General Registrant Law. The share dividend is payable upon surrender of the outstanding share certificates. Shareholders are required to surrender their existing share certificates representing shares of common stock issued before the Record Date by tendering the such share certificates to our transfer agent. Upon surrender of the outstanding share certificates representing the issued and outstanding shares of common stock held by shareholders on the Record Date, our transfer agent will issue new share certificates giving effect to the share dividend so that each one share of common stock of Chilco issued and outstanding prior to the Record Date shall represent two post-split shares of our common stock. No sale requiring registration under the Securities Act of 1933, as amended, was made in connection with the stock dividend.

        On August 3, 2005, we completed the acquisition of Kubuk International Inc. in accordance with the terms of the Share Exchange Agreement. Pursuant to the Share Exchange Agreement, we acquired all of the outstanding capital stock and other equity interests of Kubuk from the Shareholders by issuing 19,250,000 shares of common stock, $0.001 par value, as consideration on the terms and subject to the conditions set forth in the Share Exchange Agreement. The shares of common stock were issued to Tom Liu, David Liu, Lee Kuen Cheung, Wai Yung Lau, Zheng Liu, Yizhi Zeng, Luisa Wong, Jack Xu, Yong Yang and Guoxiu Yan in a private transaction not involving a public offering pursuant to an exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended.

        On August 3, 2005, we issued 50,000 shares of common stock, $0.001 par value, to one non-U.S. person outside the United States. The shares were issued in satisfaction of certain bridge loans in the principal amount of $100,000 at a price of $2.00 per share. The shares were issued in an off-shore transaction pursuant to an exemption from registration available under Regulation S of the Securities Act of 1933, as amended.

        On January 20, 2006, we completed a private placement offering of 1,365,667 Units at $1.50 per Unit under the terms of a Unit Purchase Agreement. Each Unit consists of one share of common stock, and a Class A Warrant exercisable at $2.00 per share for one year from the date of Closing. Under the terms of the Unit Purchase Agreement, we are required to use $1 million from proceeds from the offering to renovate the casino floor of the Bruce Hotel and Casino and $1 million for marketing and business development. The private placement was made to non-U.S. persons in off-shore transactions in reliance upon the exemption from registration available under Rule 903 of Regulation S of the Securities Act of 1933, as amended, and one accredited investor in the United States pursuant to an exemption from registration available under Rule 506 of Regulation D.

        On December 29, 2005, we issued 1,000,000 shares of common stock to Clear Channel Inc. under the terms of a Consulting Agreement. Clear Channel is a non-U.S. person and the shares were issued in an off-shore transactions in reliance upon the exemption from registration available under Rule 903 of Regulation S of the Securities Act of 1933, as amended. No general solicitation or directed selling efforts took place during the offer and sale of the securities.

Item 16.   Exhibits

        Other than contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

EXHIBITS

(a)	Exhibits

Exhibit Number	Description

3.1(1)	Articles of Incorporation
3.2(1)	Bylaws
5.1	Opinion of United States Counsel
10.1(1)	Share Exchange Agreement dated July 15, 2005 (previously filed as Exhibit 99.1)
10.2(1)	Escrow Agreement dated August 3, 2005 (previously filed as Exhibit 99.2)
10.3(1)	Contribution Agreement dated July 26, 2005 (previously filed as Exhibit 99.3)
10.4(1)	Stock Purchase Agreement dated July 26, 2005 (previously filed as Exhibit 99.4)
10.5	Marketing Services Agreement with Parker Communication Corporation
10.6	Consulting Agreement with Clear Channel Inc.
10.7	Form of Unit Purchase Agreement
10.8	Form of Warrant Certificate
23.1	Consent of United States Counsel (included in Exhibit 5.1)
23.2	Consent of Mantyla McReynolds
23.3	Consent of Manning Elliot

_________________

(1)	Previously filed on Form SB-2 dated March 8, 2004

(2)	Previously filed on Form 8-K dated August 9, 2005

Item 17.   Undertakings.

        (a)    The undersigned Registrant hereby undertakes:

                (1)    To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	include any additional or changed material information on the plan of distribution;

                (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)     that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut, California, on February 16, 2006.

Chilco River Holdings, Inc. By: /s/ Tom Liu Tom Liu Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walnut, California, on February 16, 2006.

By: /s/ Winston Yen Winston Yen Chief Financial Officer (Principal Financial and Accounting Officer)

        In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Date: February 16, 2006	/s/ Tom Liu _____________________________________ Tom Liu, Chief Executive Officer and Director

Date: February 16, 2006	/s/ Winston Yen _____________________________________ Winston Yen, Chief Financial Officer

Date: February 16, 2006	/s/ Gavin Roy _____________________________________ Gavin Roy, Director

Date: February 16, 2006	/s/ Wai Yung Lau _____________________________________ Wai Yung Lau, Director

Date: February 16, 2006	/s/ Yong Yang _____________________________________ Yong Yang, Director

Date: February 16, 2006	/s/ Jack Xu _____________________________________ Jack Xu, Director

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Tom Liu and Winston Yen his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 16, 2006	/s/ Tom Liu _____________________________________ Tom Liu, Chief Executive Officer and Director

Date: February 16, 2006	/s/ Winston Yen _____________________________________ Winston Yen, Chief Financial Officer

Date: February 16, 2006	/s/ Gavin Roy _____________________________________ Gavin Roy, Director

Date: February 16, 2006	/s/ Wai Yung Lau _____________________________________ Wai Yung Lau, Director

Date: February 16, 2006	/s/ Yong Yang _____________________________________ Yong Yang, Director

Date: February 16, 2006	/s/ Jack Xu _____________________________________ Jack Xu, Director